Exhibit 2.4

INDEPENDENT TECHNICAL REPORT

On the

KIYUK LAKE PROPERTY

Nunavut Territory, Canada

NTS SHEETS 065C07, 08 & 09
Latitude 60º 35’N; Longitude 100º 10’W
UTM 6,716,750N, 437,000E (Nad83 Zone 14N)

for

Prosperity Goldfields Corp
605-1166 Alberni St.
Vancouver, BC V6E 3Z3

Prepared By

David Turner, M.Sc., P.Geo.
537 Kenneth St.
Victoria, British Columbia, Canada, V8Z 2B6

January 22, 2012

Table of Contents

1. Summary	6
2. Introduction	7
3. Reliance on Other Experts	7
4. Property Description and Location	8
5. Accessibility, Climate, Local Resources, Infrastructure and Physiography	13
6. History	14
6.1 Academic and Government Survey History	14
6.2 Exploration History	15
7. Geological Setting	17
7.1 Regional Geological Setting	17
7.2 Regional Structural Setting	21
7.3 Regional Magmatism	22
7.4 Local Geological Setting	26
7.4.1 Cover Sequences	29
7.4.2 Intrusive Rocks	30
7.4.3 Late overprinting and associated mineralization	30
7.5 Quaternary Geology	32
8. Deposit Types	33
8.1 Iron Oxide Copper Gold Deposits	33
8.2 Notable Nearby Showings	36
8.3 Other Deposit Type Considerations	37
8.4 Concluding Remarks	37
9. Mineralization	39
9.1 Introduction and Nature of Gold Mineralization	39
9.2 Mineralization Highlights	40
9.3 Surface Showings	41
9.4 Airstrip Showing	43
9.5 Cobalt Showing to Southern Cobalt Extension	46
9.6 Gold Point Showing	48
9.7 Snake Lake	49
9.8 Rusty Showing	49
9.9 Heart Pond	50
9.10 Gold Point to Cobalt	50
9.11 Other Targets	50
10. Exploration	52
10.1 Geological Mapping and Prospecting	52
10.2 Rock Sampling and Geochemistry	52
10.3 Airborne Geophysics - 2007	57
10.4 Titan24 IP Geophysics – 2009	66
10.5 Ground Geophysics	72
10.6 Airborne Geophysics - 2010	80
10.7 Soil Geochemistry	84
10.8 Petrographic investigations	84
11. Drilling	91
11.1 2008 Diamond Drilling Campaign	91
11.2 Resampling of 2008 Drill Core in 2009	97
11.3 2011 (summer) Diamond Drilling Campaign	97
11.4 Metallic Screen Re-analysis of 2011 Drill Core	108
12. Sampling Method and Approach	110
13. Sample Preparation, Analyses and Security	110
14. Data Verification	111
15. Adjacent Properties	114
16. Mineral Processing and Metallurgical Testing	114
17. Mineral Resource and Mineral Reserve Estimates	114
18. Other Relevant Data and Information	114

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 2 of 130

19. Interpretation and Conclusions	115
20. Recommendations	116
21. References	123
22. Date and Signature Form	128
22. Certificate of Qualifications	129

List of Figures

Figure 1. Kiyuk Lake Property Territorial Location Map	9
Figure 2. Kiyuk Lake Property claim map with topography and adjacent claims	10
Figure 3. Oblique View looking North of notable geographical locations	11
Figure 4. Regional Setting of the Hurwitz Group, other basins, and tectonic elements of the western Canadian Shield (From Aspler et al, 2002)	18
Figure 5. Distribution of the Hurwitz and Kiyuk groups and simplified geology of Hearne domain of the Western Churchill Province (From Aspler et al 2002). Red square shows approximate property location	19
Figure 6. Lithostratigraphy, sequence stratigraphy and stratigraphic context of the Hurwitz and Kiyuk Groups (from Aspler et al. 2002)	20
Figure 7. Histogram of U–Pb zircon SHRIMP ages for Hudson and Nueltin granitoids (SHRIMP ages) (From Peterson et al 2002)	24
Figure 8. Crustal domains in the western Churchill province, inferred from geochronological and isotopic zircon and whole rock data. (From van Breemen et al 2005)	25
Figure 9. Kiyuk Claim block and major lakes superimposed on geological mapping by Aspler (1989)	27
Figure 10. Hypothetical cross section showing the multiple thrust sheets that characterize the Poorfish Windy Lakes area. The Gold Point Showing sits just NW of the #4 fault within K1; Goldie Trend sits SE of #2 fault within Watterson; Note the general synclinal form of K1 and K2 in the central portion of the belt. (Aspler, 1989)	28
Figure 11. Cartoon from Hitzman (2006) of structural setting of IOCG deposits	34
Figure 12. Cartoon from Hitzman (2006) of the general alteration patterns in IOCG deposits	35
Figure 13. Approximate point locations for gold showings of the Kiyuk Property with Au from surface samples underlain.	42
Figure 14. Chip sampling at the Airstrip Showing in 2006	44
Figure 15. Grab and chip sampling at the Airstrip Showing in 1992	45
Figure 16. Historical sampling at the Cobalt Showing from 1993 by Comaplex Minerals	47
Figure 17. Chip sampling at the Cobalt Showing in 2006	48
Figure 18. Gold histogram (total count) of samples from selected showings (“n” equals the total number of samples in showing subset	54
Figure 19. Gold histogram (proportional) of samples from selected showings (“n” equals the total number of samples in showing subset.	55
Figure 20. Gold – Arsenic scatter plot for samples from the Cobalt Showing	56
Figure 21. Mapped lithologies overlain on 2007 airborne magnetic data (north up)	59
Figure 22. Interpreted lithologies (mineralized structures and buried intrusives?) overlain on 2007 airborne magnetic data. (north up)	60
Figure 23. Mapped lithologies overlain on 2007 airborne magnetic data. (north up)	61
Figure 24. Radiometric response overlain on geology from Aspler (1989)	63
Figure 25. Fraser filtered VLF response (vertical component) overlain on geology by Aspler (1989)	64
Figure 26. Airborne gravity response (zz tensor) overlain on geology by Aspler (1989)	65
Figure 27. Ground Titan24 chargeability near the Airstrip and Cobalt Showings at a depth of Z=0 m.	67
Figure 28. Ground Titan24 chargeability near the Airstrip and Cobalt Showings at a depth of Z=100 m. The signals from bedrock are more stable at this depth than at 0 m because of overburden effects at surface.	68
Figure 29. Ground Titan24 chargeability near the Airstrip and Cobalt Showings at a depth of Z=700 m. Note the migration of the chareagble horizon(s) to the NW with increasing depth. At this depth, the modelled area becomes more fuzzy and the ‘two horizons’ have merged into one.	69
Figure 30. Ground Titan24 pseudosection stack for northernmost line at the Airstrip Showing (AS5). Resistivity on top and chargeability below. Note the westward dipping of two discrete horizons at surface and modeled melding at depths.	70

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 3 of 130

Figure 31. Ground Titan24 pseudosection stack for southernmost line at the Airstrip Showing (AS1). Resistivity on top and chargeability below. Note the plausible westward dipping of two discrete horizons at surface but more complex responses at depth.	71
Figure 32. Ground IP dipole-dipole chargeability near the Airstrip, Cobalt and Rusty Showings overlain on geology by Aspler (1989). 2D sections are hung from their ground trace.	74
Figure 33. Ground IP Gradient array chargeability near the Airstrip, Cobalt and Rusty Showings overlain on geology by Aspler (1989)	75
Figure 34. Ground IP gradient array chargeability near the Gold Point showing overlain on geology by Aspler (1989)	76
Figure 35. Ground IP dipole-dipole chargeability near the Gold Point showing overlain on geology by Aspler (1989). 2D sections are hung from their ground trace.	77
Figure 36. Example ground IP dipole-dipole chargeability pseudosection plot from near the Airstrip-Cobalt showings.	78
Figure 37. Ground magnetics geophysical survey at Gold Point by Patterson Geophysics (2009)	79
Figure 38. Extent of 2010 airborne magnetic geophysical survey coverage at the Kiyuk Lake property	80
Figure 39. Total magnetic intensity from 2010 survey at the Kiyuk Lake property.	82
Figure 40. First vertical derivative from 2010 survey at the Kiyuk Lake property	83
Figure 41. View of albitized magnetite bearing BIF clast in matrix adjacent to hydrothermally altered argillite clast (Sample 17261)	86
Figure 42. Photomicrograph of gold grains in albite, within magnetite bearing BIF clast in plane polarized reflected light.	87
Figure 43. Photomicrograph of gold grain in pyrite (py) coated by chlorite and sericite, adjacent to magnetite and hematite in plane polarized reflected light.	88
Figure 44. Photomicrograph of gold in void in pyrite in plane polarized reflected light.	89
Figure 45. Stereoscopic view of offcut, illustrating textures of certain clast types. Contacts are dashed to accentuate the difficulty in discriminating clasts from matrix and to emphasize the extensive nature of later destructive alteration	90
Figure 46. Diamond drilling collar locations from Newmont’s 2008 campaign. See above table for drillhole characteristics	92
Figure 47. Schematic representation of ‘in line’ diamond drill holes (in meters from showing) at the Airstrip showing. Approximate dip of the IP Chargeability feature is 30 degrees to the NW as observed in both 2007 and 2009 IP surveys. Section running from NW to SE.	94
Figure 48. Drill hole location map for Gold Point (GP) Target with airphoto underlay and transparency of 1st vertical derivative of airborne magnetic response (from 2007 survey). Assay values in table are from first round of fire assaying. North is up on page.	100
Figure 50. DDH Long Section and map for Gold Point (GP) Target. Inset is 1st vertical derivative of airborne magnetic response (from 2007 survey) and assay values are from first round of fire assaying. North is up on inset map	102
Figure 51. Drill hole location map for Cobalt South (CS) Target with airphoto underlay and transparency of 1st vertical derivative of airborne magnetic response (from 2007 survey). Assay values in table are from first round of fire assaying. North is up on map.	104
Figure 52. DDH Section and map for Cobalt South (CS) Target at 0+400 m inclusive of CS11-002. Inset is air photo and assay values are from first round of fire assaying. North is up on inset map	105
Figure 53. DDH Long Section and map for Cobalt South (CS) Target. Inset is 1st vertical derivative of airborne magnetic response (from 2007 survey) and assay values are from first round of fire assaying. North is up on inset map	106
Figure 54. Drill hole location map for Rusty (RU) Target with airphoto underlay and transparency of 1st vertical derivative of airborne magnetic response (from 2007 survey). Assay values in table are from first round of fire assaying. North Is up on map.	107
Figure 55. DDH Long Section and map for Rusty (RU) Target. Inset is 1st vertical derivative of airborne magnetic response (from 2007 survey) and assay values are from first round of fire assaying. North is up on inset map	108
Figure 56. Comparison between original fire assay values (x axis) and subsequent metallic screen fire assay values (y axis)	109
Figure 57. Comparison of “independent” fire assay values (x axis) with “PPG’s” original fire assay values (y axis, red squares) and subsequent metallic screen fire assay values (y axis, blue diamonds)	113

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 4 of 130

Figure 58. Locations of proposed diamond drill holes at the Rusty Showing	118
Figure 59. Locations of proposed diamond drill holes at the Gold Point Showing.	119
Figure 60. Locations of proposed diamond drill holes at the Cobalt Showing.	120
Figure 61. Locations of proposed diamond drill holes at the North Snake Lake Showing with underlay of geology by Hauseux (2006)	121
Figure 62. Locations of proposed diamond drill holes at the South Snake Lake Showing with underlay of geology by Hauseux (2006)	122

List of Tables

Table 1. Mineral Claim Ranges of the Kiyuk Lake Property for Active Claims	8
Table 2. NUMIN Entries in vicinity to the Kiyuk Lake Property	12
Table 3. Itemization of significant historical events related to the Kiyuk Lake area and property	16
Table 4. Typical Suite Distinctions (from Scott et al. 2010)	23
Table 5. Geochemical highlights including field work up to 2006 (from Hauseux, 2007)	40
Table 6. Approximate Showing Locations (NAD83, UTM Zone 14N)	41
Table 7. Surface Sampling Summary for the Kiyuk Property	53
Table 8. Summarized petrographic observations from Newmont 2005 field report (Hennigh, 2006)	85
Table 9. Summary of drillhole information from 2008 drilling campaign	91
Table 10. Gold geochemical highlights greater than 1 g/t from drillcore sorted by showing.	96
Table 11. Drillhole collar details from summer 2011 campaign	98
Table 12. Summary of significant drill hole intercepts from the Gold Point target	99
Table 13. Summary of significant drill hole intercepts from the Cobalt South target	103
Table 14. Summary of significant drill hole intercepts from the Rusty target	107
Table 15. Assay results for independent sampling (DJT) and corresponding original results (PPG)	112
Table 16. Proposed Estimated Budget for Summer Helicopter Supported Program	117

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 5 of 130

1. Summary

At the request of Prosperity Goldfields Corp., David Turner, M.Sc., P.Geo., completed a review of the Kiyuk Lake Property in southern Nunavut, Canada, and prepared this Independent Technical Report that is compliant with National Instrument 43-101 (Standards of Disclosure for Mineral Projects), Companion Policy 43-101CP to NI 43-101 and Form 43-101F1 (Technical Report). A previous independent report was authored (Nov 2010) prior to the 2011 summer field season and drilling campaign.

The Kiyuk Lake Property is situated in an underexplored area of southern Nunavut and hosts numerous showings of significantly mineralized outcrop, subcrop, and local float. Assays of mineralized surface grab samples cluster in the 3 – 5 g/t Au range with values of up to 36.97 g/t Au. Diamond drilling in 2011 (totaling 2,679 m) confirmed mineralization to depth at 3 targets (Rusty, Cobalt, and Gold Point) with promising results. This drilling has proven that significant gold mineralization extends to depth at each of the Gold Point, Cobalt South and Rusty targets. Highlight intercepts from holes drilled perpendicular to the interpreted strike of mineralization (but not representing true width) at these targets include 63.6 m grading 2.84 g/t Au (Gold Point, GP11-003), 32.1 m grading 1.82 g/t Au (Cobalt South, CS11-002) and 157.6 m grading 1.70 g/t Au (Rusty, RU11-001). The property is located in southern Nunavut NTS Sheets 065C07, 08 & 09 with central coordinates of 60º 35’N and 100º 10’W (UTM 6,716,750N, 437,000E, Nad83 Zone 14N). The property comprises 50 contiguous mineral claims totalling 42,912 hectares. It has been under option from M. Hauseux since 2009 and requires total payments of $350,000 over 5 years and stock issuances for 5 years. A 2% NSR can be bought down to 0% for $2,000,000 per 1%. The claim group is located approximately 85 kilometers NNW of air-accessible Nueltin Lake Lodge, MB, 300 km NE of road-accessible Points North, SK, and 350 km WSW of boat-accessible Arviat, NU. It encapsulates Kiyuk Lake, is 65 km SW of Ennadai Lake and approximately 50 km N from the southern border shared with MB.

The property has seen significant ground exploration over the last ~8 years and the principal zones have been well documented using a variety of geological, geochemical and geophysical exploration techniques. Mineralization style at the Kiyuk Project resembles that of Iron-Oxide-Copper-Gold (IOCG) deposits, which are commonly characterized by pervasive and repeated sodic±calcic alteration (albite-actionolite) and a diverse set of anomalous metals. At Kiyuk, the metal assemblages thus far are defined by cobalt-arsenic-nickel ± molybdenum-tungsten-selenium-uranium and lack copper although significant variability exists between samples and showings. The regional geological setting is consistent with features important to IOCG deposits: voluminous felsic magmatism, oxidized sedimentary host rocks, possible evaporate rocks contributing to hydrothermal fluids, and proximal major structural features.

The property strongly warrants additional exploration. The author recommends drill testing additional targets and continued definition drilling at current targets (Cobalt, Rusty, Gold Point) totaling a minimum of 5,500 m with an estimated budget of ~$3,500,000.

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 6 of 130

2. Introduction

This independent technical report has been prepared for Prosperity Goldfields Corp (“PGF”) at their request to review past exploration activity and recent diamond drilling, as well as the general geology of the Kiyuk Lake Property. Sources of information used in the preparation of this report include public assessment reports, public data, company data, company reports/memos, independent contractor reports to the company, assay certificates, academic articles and government-published papers. Information with citations is referenced within the text when necessary. It has been prepared in accordance with the NI 43-101 and details recommendations for future work. The purpose of the report is to allow the owners and shareholders of PGF to make more informed and better decisions about the property. The site visit by the author, David Turner, M.Sc., P.Geo., to the Kiyuk Lake Property and inspection of associated drill core at the Kiyuk Base Camp by the author was performed from October 18 to 22, 2011. The author also visited the property and inspected historical diamond drill core from September 15 to 18, 2010.

3. Reliance on Other Experts

Much of the information disclosed in this report is derived from the results of the previous field programs (most of which were prior to NI 43-101 standards but carried out to industry standards at the time) and the author has relied on data, interpretations, and information supplied by others (such as the 2009 Titan24 MT and DC/IP geophysical survey and associated report by Meade et al. 2009), as listed in the Reference list. Much of the property history was obtained through the Government of Nunavut’s Mineral Occurrence Database, and the regional geological setting is largely derived from academic publications as referenced within the text. Validity of claims was confirmed by the Mining Recorder in Iqaluit, NU on January 11, 2012. Details of the option agreements were provided by Prosperity Goldfields Corp.

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4. Property Description and Location

The Kiyuk Lake Property is located in southern Nunavut (~85 km NNW of Nueltin Lake Lodge in northern Manitoba, @ 59.7086, -100.1241) within NTS Map Sheets 065C07, 08, 09 & 10. It comprises 50 contiguous active mineral claims (Table 1, Figure 2) totaling 42,912 hectares that fall on Crown Land within Nunavut Territory’s Kivalliq District. Table 1 lists the claims and status, as provided by the Nunavut Government’s Mines Branch. All “active” claims are either in good standing or have assessment filings that are pending. As such, lapse dates available online are not definitive and because assessment documents are still in review (due to understaffing of the government office) the projected expiry dates could not be confirmed. Claim staking in Nunavut is carried out by erecting claim posts on the ground, and digital shapefiles of claim boundaries are available publicly.

Table 1. Mineral Claim Ranges of the Kiyuk Lake Property for Active Claims
CLAIM_NUM	MINCLAIM.CLAIM_NAME	MINCLAIM.CLAIM_STAT
F65194 - 6	KIY 1 - 3	ACTIVE
K10715 - 17	KYK 15 - 17	ACTIVE
K10723 - 25	KYK 23 - 25	ACTIVE
K10727 – 29	KYK 27 - 29	ACTIVE
K10731 – 34	KYK 31 - 34	ACTIVE
K10737 – 38	KYK 37 - 38	ACTIVE
K10741 – 42	KYK 41 - 42	ACTIVE
K10745 – 46	KYK 45 - 46	ACTIVE
K10691 – 2	KYK 51 - 52	ACTIVE
K10696 - 9	KYK 56 - 59	ACTIVE
F97771 - 82	MAR 1 - 12	ACTIVE
F95846 - 55	MAR 13 - 22	ACTIVE

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 8 of 130

NUNAVUT
NUNAVUT
NUNAVUT
NUNAVUT
NUNAVUT
NORTHWEST TERRITORIES
QUEBEC
ONTARIO
Location Map
Clyde R
Qikiqtarjuaq
Hall Beach
Kugaaruk
Iqaluit
Kimmirut
Baker Lake
Chesterfield Inlet
Whale Cove
Arviat
Salluit
Quaqtaq
Kangirsuk
Akulivik
Puvirnituq
Inukjuak
Umiujaq
Churchill
Lac Brochet
Lynn Lake
South Indian Lake
Fort Severn
Peawanuck
Kiyuk Claim Group
Roads
Selected Populated Places
Other Provinces
Nunavut
0 95 190 380 Kilometers
Kiyuk Lake Project
Property Location
1:10,000,000 | Nad83-UTMZone14N | Oct 2010

Figure 1. Kiyuk Lake Property Territorial Location Map

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 9 of 130

Kiyuk Property
Watercourse
Contour (20 m)
Waterbody
Other Mineral Tenure (Jan 2012)
425000
6725000
6700000
Kiyuk Lake
NU
Windy Lake
Location Map
K15660
K15671
K15672
K15680
K15661
K15670
K15673
K15679
Windy River
K15651
K15654
K15655
K15659
K15662
K15669
K15674
K15678
K15652
K15653
K15656
K15658
K15663
K15668
K15675
K15677
K15645
K15649
K15650
K10715
K10716
K10717
K15657
K15664
K15667
K15676
K15646
K15648
K10723
K10724
K10725
F97771
F97772
K15665
K15666
K15644
K15647
K10727
K10728
K10729
Kiyuk Lake
F97773
Hogarth Lake
F65196
F97774
K10696
K10734
F97775
F97776
F65195
F97777
K10697
K15643
K10731
K10732
K10733
F97778
F97779
F97780
F97781
K10698
K15641
K15642
K10737
K10738
F97782
F65194
F95846
F95847
K10741
K10742
F95848
F95849
F95850
K10699
Windy River
F95851
K10745
K10746
F95852
F95853
F95854
F95855
K10692
K10691
Windy Lake
Poorfish Lake
0
2.5
5
10 Kilometers
Kiyuk Lake Project
Claim Group
1:225,000
Nad83-UTMZone14N

Figure 2. Kiyuk Lake Property claim map with topography and adjacent claims

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 10 of 130

The claim group is located approximately 85 kilometers NNW of air-accessible Nueltin Lake Lodge, MB, 300 km NE of road-accessible Points North, SK, and 350 km WSW of boat-accessible Arviat, NU. It encapsulates Kiyuk Lake, is 65 km SW of Ennadai Lake and approximately 50 km N from the southern territorial border shared with Manitoba. The Nueltin Lake Lodge and Air Strip, owned by Treeline Lodge, has been the traditional staging point for the project and can accommodate larger airplanes, including direct charters from Thompson, Winnipeg, and Lynn Lake. This outfit also owns outpost camps that are as close as 30 km to Kiyuk Lake.

Figure 3. Oblique View looking North of notable geographical locations

The area in proximity to the Kiyuk Property is very underexplored. The Kiyuk Property itself covers 3 publicly recorded mineral showings; only 7 other showings are present within 35 kilometers. The three showings noted within the property bounds are the Gold Point (065CSE0005), Cobalt (065CSE0006), and Airstrip (065CSE0007) areas. Figure 13 in Section 9 shows the location of the main mineralized showings on the Kiyuk Property.

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Table 2. NUMIN Entries in vicinity to the Kiyuk Lake Property

				NTS50K
SHOWING_ID	Name	Latitude	Longitude	Sheet	Commodities Listed
065BSW0001	Nueltin Lake	60.3072	-99.8407	065B05	Th-REE
065CNW0002	Nueltin Project-2	60.6139	-101.2	065C11	Cu
065CSE0001	Nueltin Project-1	60.1856	-100.5236	065C02	Cu-Au-Ag
065CSE0004	Nueltin Project-3	60.1792	-100.5833	065C02	Cu
065CSE0005	Gold Point	60.4128	-100.4723	065C08	Au-As
065CSE0006	Cobalt	60.461	-100.3457	065C08	Au-Co-As
065CSE0007	Airstrip	60.458	-100.3305	065C08	Au-U-Co
065CSE0008	LES- 1	60.1133	-99.9972	065C01	Au-Ag-Bi-Cu-Co-Ni-Mo-U-W
065CSE0009	Windy Lake	60.2627	-100.3296	065C08	U-Mo
065CSE0010	Raven Au-Co Showing	60.0535	-100.0181	065C01	Au-Co

Typical work permits (i.e., territorial water and land use permits) are required for exploration programs for any program of considerable size, and for moving in items via winter roads. Permits are currently held for moving gear overland during the winter months, establishment of exploration camps, diamond drilling, water use and hazardous waste generation, and there were no current First Nations Land Claims near the Kiyuk Lake Property. However, all of Nunavut Territory is subject to the provisions of the Nunavut Land Claims Agreement between the Inuit of Nunavut and the Crown. No environmental liabilities on the property are known.

The Kiyuk Property is under option from M. Hauseux who retains a 2% NSR that can be reduced down to 1% for $2,000,000 and from 1% to 0% for additional $2,000,000. The original option agreement dated August 1, 2009 required the issuance of cash and stock. Cash payments to retain the property total $350,000 which is to be paid as follows: $50,000 on signing plus 5 annual installments of $60,000. The original agreement also required the issuance of 250,000 of Evolving Gold Corp. (EVG) common shares to be issued as follows: 50,000 shares on signing plus 5 annual installments of 40,000 shares. The agreement was amended on October 28, 2010 as a result of the transfer of the option agreement from EVG to Prosperity Goldfields Corp. The terms of the amended agreement replaced the annual installment of 40,000 EVG common shares with 20,000 EVG shares plus 60,000 Prosperity Goldfields Corp shares per year for the remaining four years of the agreement. There are no work commitments in the Kiyuk option agreement and claim maintenance responsibilities are assumed by the operator, Prosperity Goldfields Corp.

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5. Accessibility, Climate, Local Resources, Infrastructure and Physiography

The nearest major towns to the Kiyuk Project with significant infrastructure (e.g., airstrip, hospitals, and so forth) are Churchill (400 km), Arviat (350 km), and Lynn Lake (400 km). No roads or rails are nearby; the property is accessible by aircraft in the summer (floats) and winter (skis), as well as by tracked vehicle in the winter. The Treeline Lodge fishing operation maintains an airstrip suitable for large propeller aircraft and is located only about 75 km SE of the claim block. Abundant lakes in the region make it easy for floatplane access, especially from the Treeline Lodge float base. Treeline Lodge can also supply full logistical support for an exploration program with respect to managing goods and providing room and board.

The Kiyuk Lake property has been extensively glaciated, resulting in polished rock ridges adjacent to lakes and minor muskeg. Forests are dominated by black spruce, jack pine and lesser birch and poplar. Relief within the property bounds is fairly subdued with maximum elevations of 360 m and minimum elevations of 300 m, indicated relief of only 60 m. Abundant lakes, widespread bogs, and plentiful glacial deposits result in very limited outcrop, which make up ~10% of the surface.

Mapping and prospecting are best conducted in the summer season, while drilling and some forms of geophysical surveys are best conducted in the winter months (late November to late May) when muskeg and lakes are frozen. Snow is generally present up until mid June and freezing of smaller lakes begins in September.

Caribou are present in the area during the summer months as isolated animals or in smaller packs. In September herds start to coalesce and move through the area. Migratory birds pass through in May and June and start to return south in September as well. Moose, foxes, wolves, grizzly bears and wolverines are other mammals that exist in the area.

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6. History

6.1 Academic and Government Survey History

Roughly three generations of government mapping has taken place in the immediate vicinity to the Kiyuk Project. Initial mapping was conducted by the Geological Survey of Canada in the 1950s and was followed by Eade’s mapping in the 1970s (1971 & 1973).

Lawrence Aspler has been the major contributor to recent academic and government investigations, primarily through the Western Churchill NATMAP Project that aims to better understand the geological environment. Much of his work focuses on the stratigraphic relationships, structural geology and metamorphic history of Paleoproterozoic rocks deposited on Archaen basement with an emphasis on the Henik, Montgomery and Hurwitz Groups. These “cover sequences” have allowed researchers to investigate geological events that postdate events and metamorphism imparted on Archaen rocks, and therefore have received considerable attention with respect to reconstructing geological histories of the Western Churchill Province. Aspler’s work includes the following literature that covers the immediate area of the Kiyuk property as well as associated rocks further afield:

Reference	Subject
Aspler, Bursey and Miller, 1989	General investigation of the Poorfish-Windy thrustfold belt
Aspler and Bursey, 1990	Study of the Hurwitz Group in the Hawk Hill – Griffin-Mountain Lake area
Aspler, Bursey and LeCheminant, 1992	Geology of Paleoproterozoic basins in the Hawk Hill-Griffin-Mountain Lake area
Aspler, Chiarenzelli, and Bursey 1993a	Geology of the Padlei belt
Aspler, Chiarenzelli, Ozarko and Powis, 1993b	Geology of the Watterson Lake area
Aspler, Chiarenzelli, and Bursey 1994a	Study of the Hurwitz Group depositional environment
Aspler, Chiarenzelli, Ozarko and Powis, 1994b	Geology of the Otter and Ducker lakes area
Aspler and Chiarenzelli 1996a	Paleogeographic study of the Henik and Ennadai-Rankin rocks
Aspler and Chiarenzelli 1996b	Stratigraphic study of the Montgomery and Hurwtiz groups
Aspler and Chiarenzelli 1997a	Study of Henik group sedimentation
Aspler and Chiarenzelli 1997b	Geology of the North Henik Lake area
Aspler and Chiarenzelli 1998	Study of Neoarchaen paleogeography
Aspler, Barham, and Chiarenzelli, 1999a	Geology of Henik and Hurwitz groups in Noomut River area
Aspler, Hofer and Harvey, 2000	Geology of Sealhole and Fitzpatrick lakes area
Davis, Rainbird, Aspler and Chiarenzelli, 2005	Detrital zircon study of the Hurwitz and Kiyuk groups

*not an exhaustive list of Aspler’s general academic work

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6.2 Exploration History

The Kiyuk Lake area of southern Nunavut received little recorded exploration attention until Comaplex Minerals Corp (Comaplex) conducted regional exploration in the early 1990s using publically available lake sediment geochemistry, airborne magnetic geophysical survey data and reports of gossanous rocks identified during government regional mapping. This exploration work by Comaplex confirmed the gold mineralization at Kiyuk, however, despite recommendations to continue exploration on the property in the 1989 assessment report (Hauseux, 1993) Comaplex eventually let their mineral right lapse. The property was left dormant until 2003 when it was restaked by M. Hauseux and S. Sumacz. Since then the claims were intermittently worked and the property expanded by optioner Newmont Canada Limited, it was then returned to the claim holders in early 2009 and subsequently optioned to Evolving Gold Corp.. The option agreement was then transferred to Prosperity Goldfields Corp. late in 2010. The summer of 2011 saw exploration by Prosperity Goldfields, and included 2679 m of diamond drilling and minor surface prospecting / sampling. A more detailed review of work conducted on the property can be found in the table following. No historical mineral resource or mineral reserve estimates have been made for the Kiyuk Lake gold mineralization. Furthermore, no gold production has been undertaken from the area.

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Table 3. Itemization of significant historical events related to the Kiyuk Lake area and property

Year	Program	Led By
1952	Govt Mapping by GSC	Lord (1953), Lee (1959), and Wright (1967)
1968 - 1970	Govt Mapping	Eade (1971, 1973)
1982	Govt Studies	Charbonneau and Swettenham (1986)
1989 - ongoing	Govt and Academic Mapping	Primarily by L. Aspler
1991 - 1992	Comaplex Minerals	M. Hauseux (MH) and S. Sumacz (SS)
2000	Govt Compilations	Open Files 3829 & 3830
2002	Govt Mapping - Western Churchill NATMAP Project	Broad coverage, e.g., Aspler 2002
2003 (May 12)	Staking / Prospecting	MH and SS
2005 (June)	Newmont Options Claims from MH	Quinton Hennigh (QH)
2005 (July 2 and Aug 2)	Field sampling	QH, MH, SS and David Mossman (DM)
2006 (July 14)	Claim staking	Newmont
2006 (July 8 to Aug 20)	Mapping, prospecting, rock sampling	QH, MH, SS and DM
2006 (July 22, 23)	Murray Hitzman Visit	Newmont / QH
2007 (April 4 to 8)	Airborne Geophysical survey	Terraquest Ltd., Mark Goldie (MG) for Newmont)
2007 (May 29)	Geophysical interpretation	Newmont, Kim Cook
2007 (June 21 – 22)	Airborne Geophysical survey	Bell Geospace (MG for Newmont)
2007 (Aug 3 to 29)	Ground IP Survey	Quantec
2007 (Summer)	Project coordination and minor field sampling	Newmont, by Jason Rampe (JR) and Jefferson Chambers (JC)
2008 (April 8 to May 24)	Diamond drilling, 2331 m	Newmont, JR and JC
2008	Claim Staking	Newmont
2009 (March)	Property dropped and returned to vendor MH	MH
2009 (July)	Property optioned by Evolving Gold Corp (EVG)	MH, SS, QH for EVG
2009 (Summer)	Field sampling and re-sampling of drill core	EVG – QH, MH, SS, and James Duivenvoorden
2009 (July 31)	Airborne Geophysics Quote	Terraquest Ltd.
2009 (Aug 25 to Sept 5)	Ground Geophysics	Patterson Geophysics
2009 (Sept 4 to 29)	Titan24 DCIP Geophysics	Quantec
2010 (August)	Recon sampling	EVG – QH, MH, SS and Kevin Box (KB)
2010 (Sept 14 to 18)	NI 43-101 site visit	QH, David Turner
2010 (late September)	Airborne Geophysical Survey	Terraquest Ltd.
2010 (October)	Transfer of property to Prosperity Goldfields Corp.
2011 (Spring - Summer)	Establishment of exploration camp, 2679 m of diamond drilling, and minor prospecting	QH, KB, James Duivenvoorden (JD)
2011 (October 18 - 22)	NI 43-101 site visit	David Turner (+Camp caretakers)

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7. Geological Setting

7.1 Regional Geological Setting

The rocks of the Kiyuk Lake area belong to the Hearne Domain of the Western Churchill Province, part of the Precambrian Canadian Shield. The rocks are situated SE of the Snowbird Tectonic Zone (a major ~2800 km crustal shear zone) and north of the Wathaman Batholith and Wollaston Group rocks. In general, rocks hosting gold mineralization at the Kiyuk Property are interpreted as representing intracratonic basin succession of continental to shallow marine strata (Hurwitz Group) and continental rift deposits (Kiyuk Group) that unconformably overlie the older marine strata. Relevant intrusive rocks younger than the sedimentary stratigraphy include diabase dykes, the undated foliated “Hogarth Sill” and the Nueltin Granites further east. Much of the geological setting of the rocks at the Kiyuk Property that is reported here is taken from Aspler et al. (1989; 2002), and Davis et al. (2005). Aspler et al. (1989) is one of the first references to the Kiyuk Group itself, Aspler et al. (2002) builds on the regional context of the Kiyuk Group and older sediments, and Davis et al. (2005) is a reassessment of the stratigraphic relationships via detrital zircon studies.

Regionally, the rocks of the area can be roughly divided into Archean basement (~3 – 2.5 Ga), Paleoproterozoic cover (~2.45 – 1.90 Ga) and lesser younger intrusive rocks (e.g., ~1.75 Ga Nueltin Granite and Ga diabase dykes). The Archean basement rocks include ~3 Ga gneiss, ~2.7 Ga mafic to intermediate volcanic, clastic and iron formations (e.g., Ennadai-Rankin greenstone belts and Montgomery Group), ~2.6 Ga granitoid and gneissic rocks, as well as the ~2.45 Ga Kaminak dykes that cut basement but not Paleoproterozoic cover. This Paleoproterozoic cover is dominated by the Hurwitz Group that records lithospheric stretching and sedimentation postulated to be intercratonic to Kenoraland, a Neoarchean supercontinent.

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Figure 4. Regional Setting of the Hurwitz Group, other basins, and tectonic elements of the western Canadian Shield (From Aspler et al, 2002)

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Figure 5. Distribution of the Hurwitz and Kiyuk groups and simplified geology of Hearne domain of the Western Churchill Province (From Aspler et al 2002). Red square shows approximate property location.

The Hurwitz Group itself is described as a succession of continental siliclastic and marine carbonate rocks with a total thickness up to 8,500 m that was deposited between 2.45 Ga and 1.91 Ga. Gabbro sills dating to 2.11 Ga have been found at the boundary between its Watterson and Ameto Formations. The Hurwitz Group is divided into four large scale sequences that are divided into the older lower Hurwitz Group (sequences 1 and 2) and younger upper Hurwitz Group (sequences 3 and 4). The upper Hurwitz comprises marine siliciclastic-carbonate and continental siliciclastic units and include, from youngest to oldest, the Tavani Formation (T1 to T3), Ducker Formation, and Watterson Formation (W1 to W3). The lower Hurwitz comprises continental siliciclastics and include, from youngest to oldest, the Ameto Formation, Kinga Formation, Padlei Formation and Noomut Formation.

The Kiyuk Group unconformably overlies the Hurwitz Group and is described as a continental rift related deposit made up of an overall fining upward succession of conglomerate, arkose and intraformational breccia (Davis et al. 2005). It comprises 2 main units, referred to as K1 and K2 with estimated thicknesses of 1,000 m, 2,500 m and a third unit, K3, whose nature and thickness is debated. The oldest K1 unit is a distinct polymyctic conglomerate comprising clasts derived from Archean basement and the Hurwitz Group. Pebble to cobble sizes predominate but boulders surpassing 1 m in diameter are also present and the unit is hypothesized to represent alluvial fan deposits. The K2 unit is the thickest section of the Kiyuk Group and comprises arkose, minor polymictic conglomerate and rare mudstone layers with mudcurls. This

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unit is hypothesized to represent the distal expression from the source of the alluvial fan material of K1. Unit K3 is described as an intraformational breccia thought to represent angular talus derived from K2, however, it is only exposed in a few areas and notably on the shores of Kiyuk Lake and Poorfish Lake. K3 is described as being framework supported and cemented with hematite, botryoidal quartz and tremolite-actinolite. This is highly unusual and an alternative origin related to magmatic-hydrothermal processes has been suggested by exploration geologists.

The figure below shows the relationships between the aforementioned units, brief descriptions and their age brackets.

Figure 6. Lithostratigraphy, sequence stratigraphy and stratigraphic context of the Hurwitz and Kiyuk Groups (from Aspler et al. 2002).

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Detrital zircon studies were undertaken by Davis et al. (2005) on 5 samples spanning the range of Hurwitz and Kiyuk Group rocks. Samples were taken from the Kiyuk (K2), Waterson, Tavani, Magues and Padlei Formations and roughly confirm but revise the age brackets for deposition. The study revealed that provenance shifted from Archaen sources in the lower Hurwtiz sequences to mixed Archaen and Proterozoic sources in the upper sequences. The youngest grain in the Kiyuk sample was dated at 1.898 Ga and the youngest grain in the Hurwitz samples was 1.911 Ga.

7.2 Regional Structural Setting

In the central part of the Hearne Domain where the Kiyuk Property is located, the Archean basement, Hurwitz Group and Kiyuk Group are imbricated by thick skinned northwest vergent thrusts and folds related to Trans Hudson orogeny accretionary processes. These northwest vergent folds and thrusts have also been noted to the SW into northeastern Saskatchewan and northwestern Manitoba where the belt continues southwest. Outcrop patterns of the Hurwitz Group in this area are primarily the result of dome and basin basement-cover infolding. Hurwitz Group rocks outside these dome and basin structures are keels of doubly plunging synclinoria that combined with intervening basement anticlinoria define a fold train across the central Hearne (Aspler et al. 2002). It is believed that in most regions, Kiyuk Lake being an exception, the Hurwitz is largely welded to the basement rocks.

The Kiyuk Property encircles most of the area known as the Poorfish-Windy Fold and Thrust Belt, as defined by Aspler et al. (1989), in the southwestern part of the Hearne Domain. Like the regional patterns, the local area is characterized by northwest propagating piggyback thrusts, northwest vergent macrofolds, and NNW to NNE trending normal faults. The thrust faults have developed unit relationships where older rocks are juxtaposed above younger rocks and stacking of similar rocks generate large apparent unit thicknesses. Thrusting in the Poorfish-Windy belt is thought to have been completed by 1815 Ma (Aspler et al. 2002) as determined by geochronological studies on recrystallized titanite in unit K3. Rocks with mylonitic character have been observed on the west side of Kiyuk Lake, and slickensides are noted in both mineralized and unmineralized areas.

As a general statement, the cover sequences at Kiyuk Lake form a distinct synclinal basin with the axial trace of the regional flexure tracing through the length of Kiyuk Lake and plunging shallowly (~20 degrees) to the NE. Consequently, the youngest and highest stratigraphy are generally exposed in the core of the basin. This basin structure, however, has also been complicated by numerous smaller flexures, thrust sheets and later brittle faulting.

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7.3 Regional Magmatism

The nature of gold mineralization at Kiyuk Lake is currently enigmatic, however, many characteristics suggests that it is magmatic-hydrothermal in origin (including along the IOCG spectrum). Consequently, a dedicated review of magmatism in the Western Churchill Province is warranted. Peterson et al. (2002) and van Breemen et al. (2005) give a good summary of Proterozoic (1.85 – 1.75 Ga) igneous suites of the Western Churchill Province, of which there were two pulses of igneous activity known as the Hudson and Nueltin granitoid suites.

The Hudson granitoids (monzonite, granodiorite and granite) are a voluminous late to post tectonic suite that exist predominantly eastward and northward within the Churchill Province, though they have been identified as far east as Baffin Island and are postulated to be related to granites of western Greenland (Whitehouse et al. 1998). The Hudson granitoids cluster between 1850 and 1810 Ma but are as young as 1790 Ma. These granitoids are mostly uniform in character, being non-foliated, elongated in a NE-SW fashion and grain sizes mainly in the 1 – 5 mm range. This suite was emplaced at a midcrustal depth of ~15-20 km and has no known extrusive equivalents. Accessory phases include minor biotite, magnetite, garnet and zircon. The magnetite content makes the magnetic high signature relatively distinct. Monzogranite of the Hudson suite at Windy Lake (E of Kiyuk Lake) returned an age of 1783 Ma (Breeman et al. 2005) and was described as slightly foliated.

Despite the uniform and monotonous character of the Hudson granitoids, the suite is associated with potassic lamprophyres known as the Dubawnt minettes (biotitic lamprophyre) that date between 1850 and 1800 Ma. The Baker Lake Group is a sequence of voluminous ultrapotassic extrusives that have been correlated with the minettes. The dykes themselves are clustered mostly near Dubawnt Lake but have been mapped as far south as the Athabasca Basin. The Martell syenites, also concentrated well north of Kiyuk Lake, are also thought to be associated with these minettes (and Hudson granitoids) and are generally small ultrapotassic plutons of mafic character. Mantle material has been extracted from some of these dykes, and includes spinel, garnet, diopside and diamond as mineral phases. Trace element and isotope geochemical studies of these rocks have not satisfactorily resolved their origins.

The second pulse of igneous activity comprises the Nueltin granitoid suite and associated rhyolite volcanism (Pitz Formation). The subvolcanic porphyritic Nueltin granite ages cluster around 1750 Ma and exist mainly in the west and southwestern Hearne province. The Pitz Formation is restricted further north of Kiyuk Lake area within Baker Lake Group basin rocks. The intrusives variably show rapakivi textures and are considered to be A-type in origin, related to anatexis promoted by mantle underplating and high heat flow. Typically, intrusive contacts are sharp with chilled margins and in a regional context the granites exhibit a negative gravity anomaly and high positive Th anomaly. The Nueltin suite accessory mineral suite

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is characterized by euhedral zircon, apatite, fluorite, magnetite, biotite, titanite and rare topaz. Minor mafic dykes and gabbroic sills are affiliated with this suite. The Nueltin granites sampled at Ennedai Lake (NW of Kiyuk Lake) and Nueltin Lake (E of Kiyuk Lake) gave dates of 1758 Ma and 1751 Ma, respectively (van Breeman et al. 2005), and both were described as coarse grained biotite granite. The Nueltin intrusive suite is geographically located along a corridor stretching from Dubwant Superground basins southwesterly towards Lake Athabasca – this corridor is relatively devoid of Hudson granitoids. This corridor is also bounded by brittle Proterozoic faults to the East and West and has been suggested to represent an area of crustal extension where low pressure plutonic and sub volcanic facies are common.

In summary, two main pulses of igneous activity characterize the granitoids of Proterozoic age in the Western Churchill Province. The older Hudson granites were emplaced in the mid crust and have associated ultrapotassic intrusive and extrusive phases of unusually large extent. The younger hotter subvolcanic Nueltin granitoids were emplaced in a much shallower environment and show hypersolvus textures while also having an extrusive rhyoltic equivalent. Interestingly, the two suites only slightly overlap, with the Nueltin suite defining a central corridor stretching from Dubwant Lake to Athabasca Lake. Both suites were emplaced late to after the Trans Hudson Orogeny where the Superior and Churchill cratons collided.

Table 4. Typical Suite Distinctions (from Scott et al. 2010)

	Hudson Suite	Nueltin Suite
Contacts	Not chilled; locally gradational; numerous concordant apophyses; no alteration	Strongly chilled, never gradational; discordant apophyses; alteration of country rocks and adjacent pluton includes sulphide minerals.
Pluton forms	Mainly concordant; large sills or laccoliths most common	Discordant; stocks common; subvolcanic intrusions may be more sill-like
Extrusive forms	none	Porphyritic and crystal-free rhyolite; rhyolite breccia
Fabrics	Weak to moderate inherited foliation (biotite)	Crude igneous layering possible (phenocryst alignment)
Grain size	Usually fine to medium grained, locally pegmatitic	Fine (hypabyssal) to extremely coarse (plutonic or porphyritic hypabyssal)
Grain size distribution	Typically equigranular; may be weakly porphyritic at margins	Typically strongly porphyritic except in minor (filter-pressed?) apophyses and superheated rhyolites
Mineralogy	Dominantly plagioclase, quartz, and alkali feldspar; minor biotite and magnetite	Dominated by sanidine and quartz phenocrysts, subordinate plagioclase
Zircon grains	Cloudy, complex, subhedral	Clear, zoned, euhedral
Associated magmas	Minette plutons (Martell Syenite); mingling observed	Fractionated basalt (diorite/diabase) (McRae Lake Dyke); mingling observed in plutons and rhyolites
Magnetic	Strong reticulate pattern (magnetite)	Weak or none (magnetite is an uncommon component)
Gravity	Signature weak or absent (thin plutons, low density contrast with	Strong negative signature (stocks with strong lower density contrast)

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wall rocks)

Figure 7. Histogram of U–Pb zircon SHRIMP ages for Hudson and Nueltin granitoids (SHRIMP ages) (From Peterson et al 2002).

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Figure 8. Crustal domains in the western Churchill province, inferred from geochronological and isotopic zircon and whole rock data. (From van Breemen et al 2005)

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7.4 Local Geological Setting

Local to the Kiyuk Property, the Hurwitz and Kiyuk Groups dominate the geological setting with minor foliated granite, diabase dykes and a granitic body of the Nueltin suite marking the eastern extent of the Paleoproterozoic cover rocks. To the west, the cover sequences are in fault contact with the basement, however, the nature of this fault is uncertain. Discussion of geological units will be restricted to the cover sequences and younger intrusives.

Outcrop is uncommon and geological observation stations tend to be biased towards resistant units, such as the Watterson Formation of the Hurwitz Group. Faults and some unit contacts are typically interpreted from linear topographic features defined by lakes as well as juxtaposed and doubled stratigraphy. Frost heaves are thought to roughly represent underlying geology and have been used to aid mapping. Airborne geophysical surveys facilitated more accurate delineation of faults and in particular the hypothesized presence of recessive narrow diabase dykes.

Regional metamorphic grade of the Hurwitz and Kiyuk Groups at Kiyuk Lake is low, showing features of greenschist facies metamorphism generated during regional fold and thrust belt deformation. Where intrusions exist, a slightly higher grade is observed due to contact metamorphism.

The following two figures from Aspler (1989) describe the geological setting and provide a schematic cross section of the regional structure with respect to thrust faults and stratigraphy. Unit descriptions have been introduced above (e.g., Figure 6) but are described in full later in Section 7. Unit abbreviations for the following figures are Ng (Nueltin Granite), d (diabase dykes), Fg (Foliated granite), K3 (Upper Kiyuk Group), K2 (Middle Kiyuk Group), K1 (Lower Kiyuk Group), Ht (Tavani Formation), Hw (Watterson Formation), Ha (Ameto Formation), Hk (Kinga Formation), Bv (basement volcanics), Bg (basement gneiss). Gossans are denoted by “G” and gossanous boulders are denoted by “Gb”.

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Kiyuk Lake Project
Geology - Aspler 1989
1:150,000
Nad83-UTMZone14N | Oct 2010
Kiyuk Property
0 0.5 1 2 Kilometers
Location Map
Ennadai Lake
Kiyuk Lake
Poorfish Lake
Windy Lake
NU
KIYUK LAKE
Red River
Hogarth Lake
410000
420000
430000
6710000
6700000
6690000

Figure 9. Kiyuk Claim block and major lakes superimposed on geological mapping by Aspler (1989).

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Figure 10. Hypothetical cross section showing the multiple thrust sheets that characterize the Poorfish Windy Lakes area. The Gold Point Showing sits just NW of the #4 fault within K1; Goldie Trend sits SE of #2 fault within Watterson; Note the general synclinal form of K1 and K2 in the central portion of the belt. (Aspler, 1989)

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7.4.1 Cover Sequences

Hurwitz Group Rocks

Ameto Formation (Lower Hurwitz, Sequence 2): slates and metasiltstones and minor quartz-magnetite iron formation around Hogarth Lake. It is fine grained, dark to medium grey and represents the oldest non-basement rocks in the area.

Watterson Formation (Upper Hurwitz, Sequence 3): thinly bedded sequences of limestone/dolostone, calcareous metashales and siltstones, and minor coarser grained tremolite-actinolite altered lenses/beds in both limbs of the syncline. It can be broadly described as fine grained, normally dark grey and buff grey and sits unconformably above the Ameto Fm.

Tavani Formation (Upper Hurwitz, Sequence 3&4): pebbly to granular, ±oligomictic conglomerate composed of felsic siltstone/sandstone, angular to rounded clasts in a calcareous quartz-feldspar matrix, with pale grey to beige to bleached hues, and compositionally similar sandstone-siltstone; occurring in a band less than 900 metres wide to the south of Kiyuk Lake and as a thinner horizon west of Kiyuk Lake overlying the Watterson Formation (west limb). Regionally, the Tavani formation is noted to host evaporite-bearing stratiform stromatolitic dolostones and arkose.

Kiyuk Group Rocks

K1 Formation: This unit is a poorly-sorted, poorly-bedded, polymictic, clast-supported conglomerate with rounded to angular clasts ranging up to boulder size. Clasts include oxide facies BIF, gneiss, quartz, quartzite, intrusive, etc. The matrix is usually magnetite rich. Presumably the detrital magnetite in the matrix is derived from the BIFs. It sits unconformably on top of the upper T3 dolostone and arkose of the Tavani Fm.

K2 Formation: distinctively pink weathering feldspathic (granular) sandstone to siltstone, well-bedded to finely stratified, medium to fine grained, pale to medium grey with a pinkish tint, and locally with faintly magnetiferous laminae or thin lenses; occupies the bulk of the syncline centred on Kiyuk Lake, and a large lobe between "Snake" Lake and the Kiyuk River. This unit does not contain appreciable formational matrix carbonate.

K3 Formation: framework-intact breccia with 2-80 cm angular clasts exclusively of arkose, probably derived from K2, cemented by hematitic botryoidal quartz and tremolite-actinolite. Tabular clasts define a crude bedding. This unit was described by Aspler (1989) as being sedimentary in origin, however, later geologists have questioned its true nature, suggesting it may be a magmatic-hydrothermal breccia.

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7.4.2 Intrusive Rocks

Hogarth Granite

An interesting feature in the map sheet is the “Hogarth granite sill,” which is described as being foliated and in places having significant hydrothermal overprinting. A notable discrepancy from this foliated description is its widely developed brittle-cataclastic fabric comprising magnetite-bearing matrix, especially near contacts with host sediments. The contact zone sometimes exhibits a chilled margin and up to 50% xenoliths of host sediments. Hauseux (2006) describes the Hogarth sill as mainly dark to medium salmon to reddish pink, but with a white, plagioclase enriched phase present along the east side and in the northeast portion of the sill, medium to coarse grained, chlorite-biotite-bearing. Determining the origin of this sill is important because it differs from the unfoliated granitoids of the Nueltin suite, is near the top of the Paleoproterozoic cover sequence and is spatially associated with some of the Au mineralization at Kiyuk Lake. With the current data and observations, it is most probably correlative with the Hudson suite of granitoids that are known to sometimes show foliation due to their late-deformational emplacement.

Thin section petrography in 2009 of outcropping brecciated pink, coarse grained Hogarth Granite revealed that the later hydrothermal/breccia/veining matrix comprised mainly quartz>>plagioclase>biotite>Fe chlorite. Fractures host hematite, carbonate, pyrite, chalcopyrite, fluorite, and latest specularite. Trace tourmaline, apatite, magnetite and ilmenite were also identified.

Nueltin Lake Granitoids

The Nueltin granite east of Windy Lake cuts all structural features but has not been investigated in detail. It has been described as non-foliated, granodiorite to quartz monzonite and fluorite bearing.

7.4.3 Late overprinting and associated mineralization

The most prominent alteration found in several regions on and off the property on both sides of Kiyuk Lake is albitization, which is observed to overprint a number of other alteration phases but is not considered to be the last alteration event. Sulphidation is less widespread than albitization; however, it is more strongly correlated with Au mineralization. Descriptions and interpretations of alteration phases and events are complex and mineral parageneses seem to often be juxtaposed and abundances variable. Consequently, it is likely that alteration events (magmatic-hydrothermal?) were temporally long-lived and possibly chemically heterogeneous over space and time. The following are descriptions of distinct alteration mineral phases, some of which are synchronous in specific cases but distinct in others.

Huseaux (2006) describes two generations of albite, one-fine grained and pervasive, pinkish due to hematite dust inclusions, and capable of replacing all lithologies, including magnetite iron formation clasts in Kiyuk conglomerate; the second coarser grained, in fractures and veins, locally with tourmaline (Fe-schorl). Albitization is intense at the Gold Point and Cobalt Showings, as well as north-northeast of

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"Cobalt" Lake towards "Peanut" Lake. The Moose Showing also shows prominent albitization. Whole rock geochemistry revealed Na2O contents as high as 10.66 % in brecciated, pink metasedimentary boulders with pyrite blebs, and greater than 9% Na2O at the Gold Point and Cobalt Showings

The main sulfide mineralogy consists of pyrite, pyrrhotite and arsenopyrite, and trace chalcopyrite and covellite. Also identified are trace Bi tellurides, cobaltite and marcasite. Petrographic studies suggest that there is a long history of sulfidization with early pyrite replaced by pyrrhotite and later pyrite having inclusions of pyrrhotite, all post-dated by arsenopyrite. This later pyrite is coarser grained and often fractured. Pyrite replaces magnetite and is also post-rutile and ilmenite; magnetite coats ilmenite. Pyrite, in turn, alters to goethite. Note that the granite sill is host to trace pyrite and arsenopyrite and gold (up to 1.14 g/t).

Metasomatic or hydrothermal magnetite is present in pink, albitized and calcite altered breccia, where it constitutes the matrix with chlorite-biotite. Some of the boulders at the Gold Point Showing are similar, but recognizable as K1 conglomerate. Elsewhere, secondary magnetite is disseminated or in fine fissures and stringers in strongly fractured, limonitic Tavani conglomerate boulders northeast of "Cobalt" and "Airstrip" Lakes. Boulders of the same sort are found at the southwest corner of "Airstrip" Lake. All of these host fine grained pyrrhotite and/or pyrite.

Two varieties of tourmaline are present at the Kiyuk Property and include an earlier fine grained Mg-dravite and later medium grained Fe-schorl associated with albitization. In places, Ameto shale and siltstone are strongly dravite altered (up to 30% in thin section), intimately intergrown with metasomatic, unaltered K-feldspar, arsenopyrite, pyrrhotite, chalcopyrite and titanite, or with altered older feldspar, quartz, pyrite, pyrrhotite and muscovite (Hauseux 1997, in-house memo). Some showings, such as Gold Point, contain both generations of tourmaline.

Chlorite is a late alteration of many minerals including tremolite/actinolite, tourmaline, magnetite, pyrite and goethite; it is probably multi-stage in growth, occuring in the rock matrix and in fractures and veins, including fine fractures in the granite sill east of Kiyuk Lake with magnetite locally, and in fractures with coarse grained albite at the Cobalt Showing where it is post-pyrite as well. Sericite-muscovite alteration is common throughout the area and is both pre- and post-chlorite, and syn- and post-pyrite.

In calcareous lithologies, actinolite/tremolite growth is very evident, especially in Tavani granular to pebbly conglomerates and sandstones/siltstones, producing a mottled green texture on a white to (pinkish) beige background. These textures are cut by later albitization and are therefore an earlier event.

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Quartz and carbonate veins are irregularly distributed on the property in most lithologies and with variable textures. At this point, these later veins are not considered critical components of the mineralizing system.

During thin section petrography of samples from the Gold Point and Cobalt Showings trace scheelite and ferberite were identified as W phases. Erythrite (a Co mineral) occurs at the Cobalt and Airstrip Showings.

7.5 Quaternary Geology

Quaternary studies (e.g., Aylsworth et al. 1989) in the area suggest that the dominant pattern of glacial transport is from the NNE to the SSW. This is recorded by eskers, drumlins, fluting and ribbed moraine ridges. Hauseux (2006) also report glacial striae at 015 to 020. Lake patterns are well correlated with underlying bedrock as a result of glacial scouring of the less resistant rock types and structures.

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8. Deposit Types

The nature of gold mineralization at the Kiyuk Property is enigmatic but is clearly related to late fluids that varied in character and intensity over time and space, as described in Section 7.4.3. (Late Overprinting and Mineralization). The mineralizing fluid/event has been compared to IOCG type mineralization, to which it shares many similarities. The qualified person has been unable to verify the information provided below on other specific deposits and the information is not necessarily indicative of the mineralization on the Kiyuk Property. This statement is applicable to the entirety of Section 8 (Deposit Types) and where comparisons are drawn against the IOCG deposit model (e.g., Groves et al. 2010).

8.1 Iron Oxide Copper Gold Deposits

Groves et al. (2010) describe IOCG deposits (sensu stricto) as “magmatic-hydrothermal deposits that contain economic Cu and Au grades, are structurally controlled, commonly contain significant volumes of breccia, are commonly associated with presulfide sodic or sodic-calcic alteration, have alteration and/or brecciation zones on a large, commonly regional, scale relative to economic mineralization, have abundant low Ti iron oxides and/or iron silicates intimately associated with, but generally paragenetically older than, Fe-Cu sulfides, have LREE enrichment and low S sulfides (lack of abundant pyrite), lack widespread quartz veins or silicification, and show a clear temporal, but not close spatial, relationship to major magmatic intrusions.” Groves et al. (2010) provide a fairly rigid definition of IOCG deposits, and include 5 empirical subdivisions: (1) IOCG-Au deposits, (2) P-rich iron oxide deposits, (3) carbonatite-iron oxide lithophile-element deposits, (4) Cu-Au porphyry and Fe skarn deposits, and (5) high-grade magnetite-replacement Au±Cu magnetite deposits.

Mineralization styles at the Kiyuk Property have been compared and contrasted with IOCG-type deposits, most confidently with ‘classic’ IOCG deposits and high grade Au±Cu deposits. The commonalities present in the known showings to other known deposits are significant enough that exploration efforts could be conducted based on this model. A visit by M. Hitzman, an expert in IOCG systems from the Colorado School of Mines, to the Kiyuk Property in 2006 fleshed out this concept and proved promising. The following several paragraphs are based on the IOCG deposit type characteristics that are described in his site visit report.

Iron oxide-copper-gold deposits are a relatively recently recognized class of deposits (Hitzman, et al., 1992; Williams et al., 2005). They range in age from late Archean to the Pliocene and are found in a number of different tectonic settings (e.g., rift, subduction zone, basin collapse) (Hitzman, 2000). They display a variety of morphologies but generally show a spatial relationship to major, crustal-scale fault zones. The metal content of the deposits is highly variable, however, iron oxides are the dominant mineral gangue. The deposits are sought for copper and gold but may contain a host of trace metals including light rare earth elements, silver, molybdenum, zinc, cobalt, lead, tungsten, bismuth, and uranium, as well as significant fluorine, boron, and chlorine.

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IOCG deposits occur in mafic to felsic igneous rocks, metamorphic rocks, or sedimentary rocks. They are generally spatially and temporally associated with batholithic complexes of intermediate to felsic composition although there is continuing debate about whether the deposits are genetically directly related to these magmas (Pollard, 2000) or whether these intrusive bodies simply provided the thermal energy to drive large-scale hydrothermal systems which resulted in metal scavenging from surrounding host rocks (Barton and Johnson, 2000; Hitzman and Valenta, 2005). Whatever their origin, IOCG deposits are invariably associated with very large volumes of hydrothermally altered rocks (10 to over 100 km3; Hitzman, 2000).

The deposits are structurally controlled and most occur along major (crustal-scale) shear zones and are essentially vein systems, often in ductile-brittle transition zones that may be hydrothermally, rather than metamorphically, derived (e.g. Salobo, Carajás district, Brazil-~0.96% Cu, 0.58 g/t Au). Many large deposits develop in fault jogs or at fault intersections (Fig.1). In these locations the deposits form stockwork zones (e.g. Sossego, Carajás district, Brazil ~ 0.97% Cu, 0.3 g/t Au) or breccias "pipes" (e.g. Olympic Dam, Australia - ~ 0.5 g/t Au, l.5% Cu, 0.6 kg/t U3O8). Manto-style mineralization is also possible where IOCG fluids are structurally channeled into favorable units and/or structural traps (e.g. Candelaria, Chile - ~ 0.95% Cu, 0.22 g/t Au, 3.1 g/t Ag). While the physical size of deposits is highly variable, the Ernest Henry deposit in Australia (~ 1.1% Cu, 0.54 g/t Au) can be taken as a "typical” IOCG. It has a footprint that is approximately 1 km long by 300m wide and extends over I km down dip as a breccia zone along a major fault (Mark et al. 2000)

Figure 11. Cartoon from Hitzman (2006) of structural setting of IOCG deposits

IOCG deposits share a characteristic suite of alteration types (Hitzman et al.,1992; Haynes, 2000). Magnetite-bearing sodic and/or sodic-calcic alteration, characterized by the development of replacive albite (+scapolite) in more felsic host rocks and albite-actinolite-diopside(+ scapolite) in more mafic rocks, is the dominant alteration type in most IOCG systems. Potassic alteration generally post-dates sodic and sodic-calcic alteration. This style of alteration is also commonly replacive, unlike the vein-controlled potassic alteration in porphyry systems, and is characterized by the formation of orthoclase-magnetite in more felsic rocks and biotite-magnetite in more mafic rocks. Hematite may replace, or form instead of, magnetite in structurally high level systems. A number of IOCG deposits contain late and structurally high-level zones of hydrolytic alteration characterized by the replacement of earlier alteration assemblages by martite (hematite after magnetite), sericite, carbonate minerals, and quartz.

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Copper-gold and other metals may be precipitated during any of the alteration stages, but significant mineralization is most common during potassic alteration although the giant Olympic Dam deposit is associated with hydrolytic alteration (Reeve et al., 1990). Gold is generally spatially and temporally related to sulfides in these deposits.

Though no "gold-only" IOCG deposits are currently recognized, several deposits contain gold as their primary element of interest or have gold in potentially interesting quantities: Igarapd Bahia, Carajás district, Brazil - ~ 2.9 g/t Au, underlain by the Alemdo Deposit - ~ 1.15% Cu, 0.75g /t Au; NICO deposit NWT, Canada ~3.55g /t Au, 0.16 % Co,0.25% Bi; Starra, Cloncurry district, Australia ~ 1.88% Cu, 3.8 g/t Au; deposits of the Tennant Creek district, Australia such as the White Devil deposit - ~ 12 g/t Au; Copperstone, AZ - ~ 16.2 g /t Au.

Figure 12. Cartoon from Hitzman (2006) of the general alteration patterns in IOCG deposits

The correlations noted by Hitzman are significant and it is important to note that these systems are often mineralogically and geochemically zoned. Consequently, the ‘absence’ of typical features may simply be that they have yet to be recognized on surface, have been destroyed by subsequent alteration, have been eroded, and/or exist subsurface. These deposits are also notorious for having a variable definition and thus the absence of one (or many) features does not rule it out as being part of the broad spectrum that characterizes IOCG deposits. Part of this variability and uniqueness for each IOCG deposit is likely tied to the nature of the rocks in contact with the migrating mineralizing fluids.

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Mineralization styles at Kiyuk are comparable with Tennant Creek Au-rich deposits. Deposits of this district show variable natures, but in general mineralization can be explained via an early synkinematic oxide stage (characterized by magnetite, hematite, quartz, and chlorite) overprinted by a late syn to post kinematic reduced sulfide stage that carried Au, Bi, and Cu (characterized by gold, chalcopyrite, Bi minerals, chlorite, and quartz and the hematization of magnetite), and modified by a latest carbonate stage (characterized by carbonate, talc, galena, and sphalerite and the alteration of chalcopyrite to bornite and covellite). Variability in ore zonation and ore metals across that district can be explained by variable fluid interactions and variable host rock buffering (i.e., alteration fronts) dependant on the nature of the metasedimentary host (Skirrow and Washe, 2002; Huston et al, 1993). The structural setting of the Tennant Creek deposits is important, as major shears and thrusts guide the ore fluids. The most notable difference between Tennant Creek and Kiyuk, however, is the pervasive albitization present at Kiyuk that is apparently minor to absent in the Tennant Creek district, although it is evident Na-rich brines are important metal transport agents.

On a more local scale, some of the postulated IOCG-spectrum deposits (thought to be early stage) of the Great Bear Magmatic Zone have been linked to 1855 Ma rapakivi granites (Ootes et al. 2010). The Sue-Dianne breccia complex is hosted within rapakivi granite of Faber Lake at the intersection of two major faults (Goad et al. 2000) and the NICO deposit occupies a shear zone with intense potassic alteration with a larger U halo. The NICO deposit is characterized geochemically by Co-Au-Bi while the Sue-Dianne is Cu-Ag. These two IOCG-type deposits are characterized by strong regional geophysical anomalies indicating significant and distinct crustal features and display iron oxide-dominant gangue.

Significantly, the ~1860 – 1840 Ma Barramundi orogeny that drives Tennant Creek district mineralization has been correlated with the ~1880 – 1840 Ma Wopmay orogeny, precursor of the Great Bear Magmatic Zone (Johnson and Hattori, 1994; Compston, 1995) and temporally similar to the Trans Hudson orogeny.

Notable is that the Hurwtiz and Kiyuk Groups contain relatively oxidized rocks with sulphur present primarily in evaporite sequences. These strong lithological characteristics would strongly influence the end product of hydrothermal alteration events in that they could control or buffer fluid chemistry, effectively controlling the transport and deposition (e.g., spatial distribution) of ore metals.

8.2 Notable Nearby Showings

The following two summaries are derived from the Nunavut Geoscience online database. They are relevant to the Kiyuk Property exploration as their geochemical traits are similar and the Au grades are significantly elevated to merit inclusion in this section when considering regional metallogeny and therefore implications of a possible district.

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The Sandybeach Lake (065CSE0008, aka LES-1) mineralization is seen only in boulders and is complex in terms of various metals and minerals. Some of the metals are granophile and others are of mafic magmatic affinity. Some features suggest syn-sedimentary concentration of Cu, Co, Ni, Mo and possibly of Au and U. Skarn-type mineralization is indicated by W, Au and albitization of the boulders. Hydrothermal mineralization or remobilization is apparent from the late stage veinlets carrying U, Au and other minerals such as tourmaline. The best assays obtained are 66.89 oz/t Au and 9.58 % U3O8 (8.124 % U) from samples in the Darcy's cluster. The glacial studies indicated that the boulders are locally derived. During 2002 ground magnetic, horizontal loop electromagnetic and induced polarization surveys were carried out over a grid 2.5 km long and 1 to 1.5 km wide (Ostapovitch 2002). The surveys defined several drill targets (Charbonneau and Gandhi 2002).

The Raven Au-Co Showing (065CSE0010, aka Al2) and the mineralized boulders in its vicinity are essentially similar to the mineralized boulders found in the area about 1.5 km to the ENE at the Sandybeach Lake Showing. The showing is the only significant evidence to date of mineralization in bedrock in this area. It does not have the whole suite of minerals and metals in the boulders, and thus represents only a part of the complex picture of mineralization. The gossanous boulders in its vicinity are described as lithologically and mineralogically similar, enhancing the interpretation that the boulders are derived from local source(s). The best assay for gold encountered during the 1997 work was 6.9 g/t in a sample from a small calc-silicate gossan boulder located 100 m west of the showing (Sanguinetti 1998). Weak radioactivity was encountered in another gossan boulder at the north end of the showing. The showing is located at the southwest end of a northeast-trending regional airborne magnetic high through the LES-1 claim (Charbonneau and Swettenham 1986). It parallels the regional structural trend of the metasedimentary rocks, which contain magnetite and local concentrations of pyrrhotite. Glacially transported mineralized boulders are also concentrated in that direction.

8.3 Other Deposit Type Considerations

Paleoplacers have been hypothesized to occur in the Hurwitz Group, in particular within the Noomut Formation. The relevance and importance of this has yet to be recognized.

8.4 Concluding Remarks

In conclusion, the characteristics seen for gold mineralization and other anomalous metals at Kiyuk Lake are correlative with IOCG systems. Although some differences are present, these may simply be distinct characteristics of this system, or perhaps the ‘missing’ components have yet to be found in this underexplored area with abundant overburden. If the IOCG model does not hold true in the long term, the mineralization could possibly be described as a complex interplay between orthomagmatic and mesothermal fluids. Despite the genetic model not being fully defined, the character of the mineralizing

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fluid is sufficiently well defined that targeting based on geological, geochemical and geophysical data is sound.

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9. Mineralization

9.1 Introduction and Nature of Gold Mineralization

Numerous gossans within the metasediments and in one area of basement Archean volcanic rocks, as well as some elevated gold and arsenic values from rock samples, were reported by Aspler et al. (1989), who suggested that this sedimentary basin might host structurally-controlled gold mineralization. The first reported follow up of this information was done by M. Hauseux and S. Surmacz in 1991-1992 for Comaplex Minerals Corp. During that work high gold assays were reported (up to 22 g/t) from several showings with anomalous albite-carbonate-actinolite ± magnetite-biotite-muscovite-chlorite-tourmaline alteration as well as elevated As, Bi, Co, Mo, Ni, W and U. Alteration of host stratigraphy is very prominent and pervasive at the Kiyuk showings and is represented primarily by albitization, as well as sodic-calcic alteration, epigenetic iron oxides (magnetite and hemaetite), and late sulphide mineralization all in variable degrees.

Visible gold exists in all well-mineralized areas, as very fine grains from less than 2 to at least 285 microns in size. It is readily freed by camp fire roasting and crushing. It contains less than 1 wt.% Ag. Grains sit in fractured pyrite, within polyphase replacement albite, among other places.

These characteristics along with voluminous felsic magmas, major structural faults and regional folds eventually prompted the area to be investigated with the IOCG model in mind. These well studied deposits often show significant zoning and variability, which should be kept in mind when considering the mineralization identified at the early stage Kiyuk Project.

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9.2 Mineralization Highlights

Table 5. Geochemical highlights including field work up to 2006 (from Hauseux, 2007)

Mineralization Highlights

Claim	Showing or Area	2005-2006 No. of Samples	Ave. g/t Au	Range in g/t Au
KIY 1	Gold Point Showing (boulders along ~465m due ~65°)	43 grabs	4.57	0.003 - 24.69
KIY 2	Cobalt Showing (OC, ~6.5 by 4 m2 )	31 chips, 2 grabs	1.47/6.5m incl.: 2.00/2.9m 1.77/0.93m 4.32/0.37m	0.17 - 5.56 (chips), 0.17 - 7.25 (grabs) (22.00 pre-2005)
KIY 2	“Cobalt” Lake-south end (boulders in ~100 by 60 m2 )	26 grabs	4.55	0.015 - 13.99 (16.25 by ALS Chemex)
KIY 2	~1.05-1.3 km SSW of Cobalt Showing (boulders in ~250 by 250 m2 )	28 grabs	2.7	0.015 - 15.29
KIY 2	Airstrip Showing (0C, ~12 x 9m 2 )	48 chips, 10 grabs	0.66/2.94m incl.: 0.87/2.1m 1.23/1.02m	0.010 - 1.23 (chips), 0.015 - 8.3 (grabs)
MAR 10	“Heart” Pond (boulders in ~170 by 120 m2 )	17 grabs	1.11	0.095 - 3.05
MAR 10	“Snake” Lake-north end	10 grabs	5.16	0.010 - 36.97 (40.10 by ALS Chemex)

(2006) other isolated ≥ 10g/t boulders

KIY 2	“Airstrip” Lake-SW corner - 18.86
MAR 14	“Snake” Lake-SE corner - 12.55 (14.05 by ALS Chemex)

(pre-2005) other isolated ≥ 10g/t boulders

KIY 2	~75m S of Airstrip Showing - 11.82
KIY 2	~470m SW of Cobalt Showing - 15.22
KIY 2	~1.83km SSW of Cobalt Showing - 12.14
KIY 2	~750m NE of Cobalt Showing - 10.30

Note:	only TSL Laboratories data used for ave. g/t Au; only better chip intersections listed.

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9.3 Surface Showings

There are 9 main showings present at the Kiyuk Lake Property (see Table 6). These showings started as isolated occurrences, however, continued prospecting and surface sampling of mainly boulders is showing that many of these zones are roughly converging in intermediate areas where there is little exposure. Obviously, continuity is not guaranteed and showing extents may be distorted due to glacially transported material but nevertheless the identified zones close to the SE shores of Kiyuk Lake are numerous and have significant interpreted extents.

Gold mineralization at Kiyuk Lake property is found predominantly in the K1 conglomerate, K2 arkose and Tavani units, however, it is not restricted to these formations. Mineralization has also been noted the Hogarth Granite, Ameto Formation, and Watterson Formation. In general, the strongest mineralization is associated with the strongest albitization and sulphidization. The most predominant sulphides include pyrite, pyrrhotite and arsenopyrte.

Table 6. Approximate Showing Locations (NAD83, UTM Zone 14N)

Name	Easting (m)	Northing (m)
Gold Point	419117	6698297
Airstrip	426843	6703145
Cobalt	426010	6703486
Rusty	425919	6699890
Moose	418047	6707117
North Snake Lake	426063	6701183
Southern Cobalt	425617	6702409
Heart Pond	425163	6701581
Snake Lake South	427117	6697755

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Location Map
Kiyuk Lake
NU
Moose
Kiyuk Lake
Hogarth Lake
Cobalt
North Snake Lake
Rusty
Gold Point
Snake Lake South
Showing Centroids
Surface Samples (Au, g/t)
0.0 - 1.0
1.1 - 2.0
2.1 - 5.0
5.1 - 10.0
10.1 - 37.0
Kiyuk Property
Watercourse
Contour (20 m)
Waterbody
0 0.5 1 2 Kilometers
Kiyuk Lake Project
Approximate Showing Locations
1:100,000
Nad83-UTMZone14N
Oct 2010

Figure 13. Approximate point locations for gold showings of the Kiyuk Property with Au from surface samples underlain.

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9.4 Airstrip Showing

The Airstrip Showing lies on the shore of Airstrip Lake and comprises one of the core showings of the Kiyuk Lake Property. The showing in outcrop measures approximately 12 m by 12 m and mineralization is hosted in highly albitized and locally brecciated Tavani siltstone and conglomerate. It is described as massive pale white fine to medium grained albitite rock to brecciated rock with albitized clasts floating in actinolite bearing matrix with slight foliation. Minor accessory minerals include chlorite, epidote, leucoxene, calcite, and sericite. Sulfidization is very evident in outcrop with distinct gossanous zones comprising disseminated weakly magnetic pyrrhotite in much greater abundance than pyrite. The sulphide ‘zones’ appear to be fracture controlled and cut earlier actinolite, suggesting the sulphide phase is late. This showing lies on a VLF conductor, near interruptions of linear magnetic trends, is possibly related to moderate gravity high and trends towards mineralization at North Snake Lake. IP surveys in the area show that the Airstrip Showing is likely correlated with a strong chargeability that dips approximately ~30 to the NW. Diamond drilling results coupled with geological knowledge in the area confirms the interpreted IP data with respect to the attitude of the mineralized body.

Native gold has been seen in thin section surrounded by two generations of albite. Maximum Au assay from this showing is 15.0 g/t with mineralized samples showing strongly anomalous As, Bi, Ni, Mo, and W, as well as moderately anomalous Co, Cu, Se, Pb, and U.

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Figure 14. Chip sampling at the Airstrip Showing in 2006

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N
reference grid
strong close-spaced fr. (shr) + str. lim.
site of 86084
strong Gossan zone
limit of stripped outcrop
moderate Gossan zone
muck pile, some outcrop
Samples taken previous to stripping:
~6m. E of 86084 } 86082 - 236 ppb Au (felsenmeer grab)
~1.5m. W of 86084 } 86083 - 72 " " (composite grab)
NE corner of outcrop } 86084 - 36 " " (composite grab / 1m. ~ ENE)
of 86083 } 86085 - 276 " " (grab)
~4m. WSW of 86083 } 86086 - 320 " " (composite grab / 1m. ~ SSE)
of 86083 } 86087 - 96 " " (grab)
88080 - 786 " " (grab)
(grab) 88516 - 684 (oc grab)
(~2 metres)
LEGEND (see report)
sample no.
ppb Au
0 1 2m.

COMAPLEX MINERALS CORPORATION

FIGURE 14

AIRSTRIP SHOWING

Figure 15. Grab and chip sampling at the Airstrip Showing in 1992

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9.5 Cobalt Showing to Southern Cobalt Extension

The Cobalt Showing lies ~ 1 km to the NW of the Airstrip Showing and is hosted in similar siltstone and oligo-monomictic conglomeratic rocks of the Tavani Formation. It is defined by one mineralized outcrop (~ 8 m by 4 m) and a series of locally derived boulders and frost heaves. Depending on the true local nature of the boulders, the Cobalt showing could stretch ~2.65 km in a sigmoidal fashion but has a minimum confident strike length of 600 m. Exact width and continuity to depth of the mineralization are unknown. The showing sits adjacent to the Tavani – K2 contact and in proximity to the Hogarth granite ‘sill’. A string of NE trending rectangular lakes likely trace the contact (fault?) between the Tavani and K2 unit. The outcrop exhibits pervasive albitization with minor late actinolite-albite veining, late hematite-biotite veinlets and latest albite-calcite-pyrrhotite veins. Zones of albite + white mica define local schistose patches with a NE trend in line with regional patterns. Minor minerals of the outcrop include calcite, leucoxene, and chlorite. Mineralization is characterized by disseminated sulphides across the outcrop comprising pyrrhotite, pyrite, cobaltite, chalcopyrite and arsenopyrite with later erythrite along fractures.

This showing lies on a VLF conductor, near magnetic perturbance, shows local Total Counts radiometric high and is possibly related to moderate gravity high. IP surveys in the area show that the Cobalt Showing is likely correlated with a strong chargeability that dips approximately ~30 to the NW.

Maximum Au assay from this showing is 15.5 g/t with mineralized samples showing strongly anomalous As and Co, as well as moderately anomalous Bi, Cu, Mo, Ni, Pb, Sb, Se and W. Local float sampling at the south of Cobalt Lake included numerous samples above 1 g/t Au and ranging up to 15.29 g/t Au. This area is on strike with the main Cobalt Showing, but because of poor exposure it is not definitively connected.

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Figure 16. Historical sampling at the Cobalt Showing from 1993 by Comaplex Minerals

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Figure 17. Chip sampling at the Cobalt Showing in 2006

9.6 Gold Point Showing

The Gold Point showing comprises a series of locally derived mineralized boulder fields that lie along the K1-K2 contact and defines a strike length of ~500 m. Although historical drilling has taken place at Gold Point it did not adequately discern the orientation or width of mineralization, it did encounter mineralized core as deep as ~150 m (e.g., KIY009, see 2009 Drilling Section). The subsequent diamond drilling in 2011 confirmed the extension of surface mineralization to depth (see 2011 Drilling Section). Mineralized rocks include heterolithic dark coloured conglomerate with magnetite-bioite-quartz-albite matrix and pink altered rock dominated by late hydrothermal feldspar and pyrite. The conglomerate rocks comprise altered clasts of siltstone, chert and phyllite hosted in a matrix of quartz, albite, biotite, and magnetite. The siltstone clasts have been replaced by magnetite±biotite, phyllite has been overprinted with quartz±white mica and chert is relatively unchanged. The entire assemblage is cut by late magnetite-biotite veins and also in places by intensely overprinting pale pink to red hydrothermal feldspar (albite?) ±specular hematite, pyrite and apatite. Actinolite is present locally in select boulders and is often accompanied by later chlorite. Hitzman (2006) noted that in one sample laths of specular haematite were replaced by magnetite (thus forming

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mushketovite) and then overgrown by another phase of magnetite. Sulphides are late forming and are typically disseminated in the hydrothermally altered rock but can also concentrate in clots.

Maximum Au assay from this showing is 24.69 g/t with mineralized grab samples showing strongly anomalous Fe as well as moderately anomalous As and W, but little to no Co, U or W. A single boulder 1.35 km to the SW grades 1.33 g/t and is along strike of the mineralized ‘horizon’. To the NE ~ 600 m mineralized boulders grading up to 2.36 g/t have been found.

This zone does not show a significant VLF-EM correlation, but is in the middle of the strong magnetic NE anomaly as well as being on the trace of the maximum first vertical derivative of the magnetic data. The zone is in vicinity to moderate radiometric total count highs and is on the flank of a broad gravity high. IP surveys show that the zone is relatively unresponsive to this technique, neither showing appreciably distinct chargeability nor resistivity.

9.7 Snake Lake

Snake Lake has showings on the shores of both its north and south ends, as well as hosting the Rusty showing on its western flank.

Maximum Au assay from the North showing is 36.97 g/t with mineralized samples showing similar geochemical characteristics as the Airstrip showing. The southern end of Snake Lake shows assays up to 13.99 g/t Au but does not show the same degree of As enrichment in the mineralized samples, and also shows very low level enrichment in other ‘pathfinder’ elements.

The northern Snake Lake showing lies directly on a VLF conductor that verges towards Airstrip and Cobalt showings, however, the southern showing lies on the shoulder of a conductor. There are no distinct relationships to gravity and both showings lie on the flank of moderate magnetic anomalies. Neither showings appear to be directly correlated with IP features.

9.8 Rusty Showing

This outcrop measures about 95 meters by 15 meters in plan view. It forms a 2-meter high hillock, partially covered with soil and talus on the west side of Snake Lake. It is composed of mineralized, clast-supported (mosaic) Tavani conglomerate and interbedded siltstone/sandstone. Conglomerate clasts are rounded to angular, poorly-supported iron-stained arkose, ranging from centimeters to greater than 1 meter in size. The matrix, which comprises 10 to 30% of the rock, is composed of actinolite/tremolite, magnetite, calcite and rock flour. Up to 3% sulfides (pyrrhotite, pyrite) are present in some samples. Iron oxides indicate the presence of original sulfides in oxidized outcrops.

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Maximum Au assay from the North showing is 9.27 g/t with mineralized samples showing strong enrichments in Fe and Na with moderate concentrations of As, Ca, Co, Mo Bi, and W. Mineralized Tavani conglomerate considered within the same zone is found as far as ~1,200 m to the SSW, and mineralized K2 siltstone/arkose ~220 m to the east is also included in the Rusty Showing.

Two thin sections of mineralized and unmineralized conglomerate from the Rusty Showing support the notion that increased alteration is generally associated with increased Au grades. In particular, increased amounts of latest carbonate, chlorite, actionlite/tremolite, hematite, muscovite and sericite have been noted to correlate well with increased gold. Fluorite has been seen in both unmineralized and mineralized altered rocks.

The Rusty showing lies on the shoulder of a VLF conductor near a magnetic perturbance, but has no distinct relationship to gravity. A strong IP chargeability anomaly sits roughly vertical below the showing.

9.9 Heart Pond

Mineralization at Heat Pond lies on trend with the Cobalt trend. Sampling in the Heart Pond area in 2009 included 17 boulders that averaged 1.11 g/t Au with a maximum value of 3.05 g/t. One historical sample assayed 5.38 g/t Au. Arsenic, Co and Fe are elevated at this showing.

9.10 Gold Point to Cobalt

The contact that hosts both the Gold Point and Cobalt Showings has been confidently mapped and inferred to have a strike length of at least 15 km. The contact is also easily traced using airborne magnetic data and Fraser Filtered VLF-EM data. Mineralization has not been discovered at every outcrop location, however, it is likely that other similar albitized and/or sulphidation K1 and K2 rocks exist between the two formal showings.

9.11 Other Targets

The northwest limb of the primary syncline whose axial trace runs across Kiyuk Lake is also a promising area for exploration. Little work has been done in that area but albitization and sulphidation has been identified and recent assays returned include 2.47 and 1.88 g/t Au. 5.2 g/t Au was noted from 1992 exploration work in that same area. It is known as the Moose showing.

The airborne gravity survey identified a very distinct negative anomaly in the center of Kiyuk Lake with a circular shape (see Section 10). The nature of the anomaly is unknown at this point, however, the only rocks that outcrop within the anomaly is one small peninsula composed of K3 breccia. Furthermore, it is the belief of the exploration geologists most familiar with the property that this exposure is not necessarily correlative with the regional description of K3 and may instead represent a magmatic-hydrothermal

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breccia. The proximity of this feature to both the well mineralized zones to the SE and the relatively untested area to the NW necessitate further investigations to explain the nature of this negative gravity anomaly, which may form the core of a larger system defined by an outer expression of showings found to date.

A boulder field and rare outcrop of Tavani conglomerate and siltstone was investigated in the southern region of the Kiyuk claim block where a thrust fault was inferred and the airborne magnetic survey revealed a NE trending linear distinct from interpreted dyke traces. Outcrop from this region is generally described as Tavani Formation and K2.

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10. Exploration

The chronology of exploration at the Kiyuk Property is outlined in section 6.2. The following descriptions of work performed are grouped according to theme and year performed. In addition to fairly extensive basic prospecting and mapping, numerous surface samples have been collected from the Kiyuk Property and a considerable amount of geophysical surveying has been conducted. Two diamond drilling campaigns were carried out in 2008 and 2011 totalling 2,331 m and 2,679 m of NQ core, respectively, and are described in section 11 (Diamond Drilling). The geophysical reports from dedicated geophysical service providers supplied to both Newmont and Evolving Gold Corp on the various surveys have all been independently authored without consideration of other information and a comprehensive synthesis of all data is warranted.

10.1 Geological Mapping and Prospecting

Mapping and prospecting on the Kiyuk Property since 1992 has been carried out primarily by M. Hauseux (M.Sc., Geology) and S. Sumacz. Work performed by other individuals has typically been moderated and supervised by M. Hauseux. Much of the geological observations up to the field season of 2007 have been converted into digital shapefiles, however, some maps are only available in paper form or digital images. The basic framework is well established and further refinements to the property geology will be small adjustments. Overall, the industry-focused mapping is relatively consistent with the regional government mapping conducted by Aspler (1989). Geological maps of the area at different scales are presented within earlier geological sections as well as later portions of section 10.

10.2 Rock Sampling and Geochemistry

A total of 785 surface samples with geochemical values and spatial coordinates are available from the Kiyuk Property prior to the 2011 program, and 20 float samples (plus 1 from outcrop) were collected in 2011 during cursory prospecting concurrent with diamond drilling. Most of the historical samples have associated assay certificates, while the ones with uncertain origin likely originate from the 2006 field program by Newmont. The characteristics of these uncertain samples do not alter the significance of any mineralized area. All sample analyses have been carried by reputable and certified analytical laboratories. Gold has been analyzed by fire assay via atomic absorption for first pass and via gravimetric methods for subsequent refinements. In general, trace elements have been determined by multi-element ICP-MS methods and major elements via XRF-fusion methods.

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Table 7. Surface Sampling Summary for the Kiyuk Property

Year	# Samples	Types
1992	136	Rock chip and float from across area
2005	18	Rock chip samples from subcrop
2006	498	326 are local sulphide-albitized boulders of K* and T*, 41 of Ameto Fm, 79 chips from Cobalt and AS, 11 grabs
2007	43	Rock chip and float, from across Property: 16 Rusty-Airstrip-Cobalt, 4 regional, 10 Gold Point, 13 east of Airstrip
2009	33	Rock chips and float; Most samples from Rusty showing (24), 2 regional, 2 from Gold Point
2010	57	Gold Point, south recon, Rusty, and N Snake Lake
2011	21	Cobalt South, Rusty Trend, Gold Point, Gold Point Trend

Geochemical results from the extensive 2006 sampling by Newmont identified an elemental suite of important trace elements in mineralized samples (or near mineralized outcrop) that variably comprises W, As, Bi, Co and Se along with notable Te, Mo, U, Sb, and Ni. Where very high pathfinder element content is present it is almost always associated with Au values above 1 g/t. In some cases all elements are elevated in a single sample, whereas other samples show enrichment in only select elements. Hauseux (2006) provides the most complete geochemical investigation of rocks from the Kiyuk Property. The most recent sampling in 2011 confirms and adds strength to the trends previously identified. Anomalous geochemical thresholds for rock samples were defined by the following values:

Element	Anomalous Threshold	# Samples above threshold*
	Concentration from Hauseux (ppm)
As	75	288
Bi	0.9	135
Co	100	153
Mo	15	36
Ni	350	8
Pb	100	4
Sb	5	19
Se	3	138
Te	0.05	93
U	24	20
W	10	337
Au	1	248
Cu	100	32

*Geochem ‘numbers’ from recent surface sample compilation

The following describes some of the geochemical trends seen at the various showings, although more details are given in section 9. The Airstrip Showing shows the full suite of anomalous elements: As, Bi, Co, Mo, Ni, Pb, Te, Se, U and W in varying apparent importance. The Cobalt Showing is gossanous albitite

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veined by arsenopyrite-cobaltite and shows strongly anomalous As, Co, and Sb and moderately anomalous Bi, Se, Te, U and W. South-southwest of Cobalt, altered Tavani siltstone shows strongly anomalous Co and Ni with moderately anomalous As, Bi, W, and Mo. The north end of Snake Lake shows strongly anomalous As and Co and moderately anomalous Bi, Mo, Ni, Sb, Se, Te and U. Gold Point showing stands out in that it is only anomalous in As and W and rarely Bi and Se. Similarly, the Rusty Showing only shows moderate enrichments of As, W, Co, Mo and Bi in mineralized samples. It should be noted that elevated elements at a particular showing do not necessarily indicate strong positive correlations to gold, but that their overall enrichment at that site (in mineralized and unmineralized samples) is anomalous. For example, arsenic reaches analytical maximum of 10,000 ppm in several samples, however, the Heart Pond Showing has low correlated gold whereas those at Cobalt Showing are highly mineralized in gold.

Some elements that would normally be associated with IOCG type deposits are effectively completely missing from the suite. Copper values max out at 882 ppm, and Ag and Zn reach maximums of 5.7 ppm and 398 ppm, respectively.

Figure 18. Gold histogram (total count) of samples from selected showings (“n” equals the total number of samples in showing subset.

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Figure 19. Gold histogram (proportional) of samples from selected showings (“n” equals the total number of samples in showing subset.

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Figure 20. Gold – Arsenic scatter plot for samples from the Cobalt Showing.

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10.3 Airborne Geophysics - 2007

In 2007 Newmont contracted two main airborne surveys to resolve the magnetic and gravimetric characteristics of the core of the Kiyuk Lake property. The first collected high resolution aeromagnetic data with concurrent VLF and radiometrics. The VLF and radiometric data was acquired as an experiment by the surveyors (Terraquest) and therefore was only delivered as ‘extra’ unprocessed data. A total of 2,166 line-km were flown on 150 m line spacings encompassing 342 km2 from a height of 70 m. The second airborne survey in 2007 was a gravity survey conducted by Bell Geospace and totalled 855.2 line-km with 400 m line spacings encompassing 320 km2 from a height of 80 m.

The 2007 magnetic data was interpreted by Newmont in-house geophysicists and at their disposal was a collection of 117 magnetic susceptibility measurements taken from across the property on various rock types. The following main observations were made (along with associated figures following):

1. The most notable feature is a N 60 to 65 E curvilinear structure, clearly mapped by the aeromag dataset. Modeling indicates this anomaly is produced by a steeply NW dipping, N 65 E elongate body, 8-10 km long and up to 1 km wide at its widest point, topping out within 150 meters of the surface. There are two possible provenances for this anomaly, which are not mutually exclusive:

A.

Hydrothermal magnetite accessory to the albite alteration along the N65E structure. The 2006 Hitzman report describes hydrothermal magnetite in veinlets, replacements, and conglomerate matrix in this area. (Actinolite is the predominant Fe phase described at Airstrip and Cobalt showings).

B.

BIF clasts in the K1 conglomerate, the mapped outcrop of which more or less corresponds to the central portion of the mag anomaly. Larry Aspler describes up to 20% Archaean BIF clasts in the K1 (basal Kiyuk) conglomerate in this exposure. Petrographic descriptions of samples from the Gold Point showing also describe “BIF(?)” clasts, and up to 1% mt.

2. In the northeastern portion of the survey the mag anomaly dies away, even though the N 60-65 E structure can still be followed in the data. The interpretation is that 1) actinolite supplants magnetite as the predominant iron phase in this area, and 2) BIF bearing K1 conglomerate is not present. This interpretation is consistent with petrographic descriptions and outcrop observations at the Airstrip and Cobalt showings.

3. A NE striking swarm of dikes is clearly delineated by the mag data. These are interpreted to correspond with fine- medium-grained, plagioclase-phyric diabase dykes of similar strike observed by Aspler. These dikes cut basement, Hurwitz and Kiyuk strata. They also cross-cut fold and thrust deformation but are cut by brittle NNE-trending faults. Although these dikes are in close proximity to most of the showings they do not appear to be associated with albite alteration, and therefore and not likely affiliated with mineralization.

4. The background magnetic field associated with the Kiyuk Lake sub-basin is higher than that associated with other nearby Hurwitz/Kiyuk sedimentary sub-basins. This may be due to the presence of a buried intrusive beneath the basin. A low amplitude mag high can be observed under the Kiyuk sub-basin, north of the prominent mag anomaly on the N 60 E structure.

5. Several unmapped structures can be interpreted from the magnetic data. Foremost among these is the N 60 to 65 E trend which appears to control the foliated granite, albite alteration and possibly gold. This feature has only minor splays and/or offsets along most of its length.

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Near the northeast end of the structure, this structure splays or horsetails into several trends. There may also be a N-striking structure, offsetting one of the mapped thrusts, which intersects the N 65 E structure near “A”. The Airstrip and Cobalt showings are located in this zone of structural complexities. Another structure, sub-parallel to the main N 65 E feature, is interpreted about 5 km to the south.

6. The linear, ENE – striking mag anomaly at the northern boundary of the 2007 survey more or less coincides with mapped outcrops of K1 conglomerate, supporting the idea that this unit, at least locally, is intrinsically magnetic.

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420000
422000
424000
426000
Legend
Kiyuk Group
K1 Conglomerate
K2 arkose
Hurwitz Group
Tavani Fm
arkose +/- cgl
Watterson Fm
stromatolitic dolostone, arkose, pelite
Intrusives
Foliated Granite
2 km
Location Map

Figure 21. Mapped lithologies overlain on 2007 airborne magnetic-TMI data (north up).

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Location Map
Cobalt Showing
Airstrip Showing
Gold Point Showing
Rock Chip Geochem
Au (ppb)
0 - 100
101 - 500
501 - 1000
1001 - 5000
5001 - 10000
10001 - 36970
Kiyuk Project
2007 Budget request
Figure 1
1:100,000
0 0.5 1 2 3 4
Kilometers
Mineralized structure (?)
buried intrusive?

Figure 22. Interpreted lithologies (mineralized structures and buried intrusives?) overlain on 2007 airborne magnetic-TMI data. (north up)

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Location Map
414000
417000
420000
423000
426000
429000
6708000
6705000
6702000
6699000
6696000
6693000
6690000
A
Mapped Lithology
Kiyuk Gp
K2
K1
Hurwitz Gp
Ht Tavani fm
Hw Watterson fm
Ha Ameto fm
Hk Kinga fm
Hh Unidvided
Intrusives
Ng Nueltin granitoids
Fg Foliated granite
Basement
Bv Volcanosedimentary rocks
Bg Gniess
1:100,000
0 700 1,400 2,800 4,200
Meters
Interpreted Structures
Figure 7

Figure 23. Mapped lithologies overlain on 2007 airborne magnetic-TMI data. (north up)

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The airborne VLF and radiometric data have not been formally interpreted, however, it can be quickly observed that some geological information can be extracted. The radiometric data provided is only in raw total counts and therefore one cannot discern whether or not intensities are the result of K, U, or Th. As a general observation, there is moderately increased radiometric response in proximity to Kiyuk Lake as evidenced by the K2 unit to the SW having a low radiometric response. The corridor that hosts the Gold Point showing also shows elevated radiometric response. The Ameto Formation of the Hurwitz group shows a stronger baseline radiometric response than other units in the region, and is likely related to the ultimate source region derivation for its siliciclastics and minor volcanics. The radiometric high in the SE corner of the survey block is most probably related to granitoid rocks of the Nueltin Suite, however, no published maps show any great detail for this area. The Fraser Filtered VLF response for the area is consistent with the regionally mapped structures. Deviations from the regional structure are abundant and can significantly aid interpretation of more detailed geological mapping. Several strong ~N-S conductors are present in the Cobalt and Airstrip showing locations but the Gold Point area does not seem to have a consistent response. Kiyuk Lake itself is relatively featureless, suggesting significantly different geology from the remainder of the region. How much of this quietening of VLF response is due to water and lake sediments is unclear.

An airborne gravity survey was conducted by Bell Geospace in August 2007 over the same general area as the magnetics survey. The vertical zz-tensor dataset shows a distinct gravity low over Kiyuk Lake and prominent gravity highs near Gold Point and in the NE corner of the survey. The NW flank of Kiyuk Lake, where similar rock types as at Airstrip-Cobalt showings can be found at Moose Showing, is represented by a similar gravity high to these areas. Overall, it appears as though rocks of unit K2 that are unmineralized show a gravity response that is intermediate to the remainder of the survey area. This may be due to introduction of Fe-bearing phases during metasomatism, or is perhaps indicative of a more dense protolith that could be more susceptible to mineralization by chemical initiation. The SE region of the survey, which also shows a distinct radiometric high, is a moderate gravity low and is likely the result of an intrusive body. Similarly, a striking circular gravity low in the core of Kiyuk Lake is difficult to explain by stratigraphic changes and is likely due to a combination of responses from lake features (e.g., water+sediment) and a probable intrusive body. This is supported by overall quiescent magnetic and VLF-EM geophysical responses over Kiyuk Lake.

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420000
Location Map
Ennadai Lake
Kiyuk Lake
Poorfish Lake
Windy Lake
KIYUK LAKE
Hogarth Lake
Kiyuk Property
0 0.35 0.7 1.4 Kilometers
Kiyuk Lake Project
Radiometric Response - Total Counts
(on 1989 geology by Aspler)
1:100,000 | Nad83-UTMZone14N | Oct 2010

Figure 24. Radiometric response overlain on geology from Aspler (1989)

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Ennadai Lake
NU
Kiyuk Lake
Poorfish Lake
Windy Lake
Location Map
Moose
Cobalt
Airstrip
Southern Cobalt
North Snake Lake
Rusty
Gold Point
LAKE
KIYUK
420000
6700000
6690000
Showings
Kiyuk Property
0.35 0.7 1.4 Kilometers
Kiyuk Lake Project
VLF Response - Vert FF
(on 1989 geology by Aspler)
1:100,000 | Nad83-UTMZone14N | Oct 2010

Figure 25. Fraser filtered VLF response (vertical component) overlain on geology by Aspler (1989)

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 64 of 130

Location Map
Kiyuk Lake
NU
Windy Lake
Moose
Gold Point
Cobalt
Airstrip
Southern Cobalt
North Snake Lake
Rusty
KIYUK
LAKE
Hogarth Lake
Showings
Kiyuk Property
0 0.35 0.7 1.4 Kilometers
420000
6710000
6700000
6690000
Kiyuk Lake Project
Airborne gravity survey - zz tensor
(on 1989 geology by Aspler)
1:100,000 | Nad83-UTMZone14N | Oct 2010

Figure 26. Airborne gravity response (zz tensor) overlain on geology by Aspler (1989)

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10.4 Titan24 IP Geophysics – 2009

Quantec Geoscience Ltd. was contracted by Evolving Gold Corp. to conduct their ground based Titan24 Deep Earth Imaging DCIP-MT geophysical service. The Titan24 IP array is designed to provide deep imaging of chargeability. The Gold Point and Airstrip showings were surveyed using 5 lines spaced at 300 m (one at 500 m) with 50 m “a” spacing along the line, and 5 lines spaced at 400 m with 50 m “a” spacing along the line, respectively. The total line-km of data was 17.35 km. Final data delivered by Quantec included pseudosections for each of the ten lines as well as gridded data for the survey blocks at depths of 0, 100, 200, 300, 400, 500, 600 and 700 m.

In general, the response to the Titan24 survey was much more informative at the Airstrip showing than the Gold Point showing. At Gold Point, features appear to be flat lying and consist of a conductive non-chargeable overburden layer underlain by a near surface resister that is moderately chargeable. At depth, a deep resistor has been modeled at the North end of the survey. At the Airstrip showing survey, two intermittent strong and moderate chargeable horizons striking NE can be traced from surface downdip to the NW. These horizons, at surface, likely represent the Airstrip and Cobalt showings, respectively. The nature of the strongly chargeable area in the SE corner of the survey is uncertain. Where overlap occurs, these observations are consistent with the ground survey conducted in 2007.

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Figure 27. Ground Titan24 chargeability near the Airstrip and Cobalt Showings at a depth of Z=0 m.

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Figure 28. Ground Titan24 chargeability near the Airstrip and Cobalt Showings at a depth of Z=100 m. The signals from bedrock are more stable at this depth than at 0 m because of overburden effects at surface.

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 68 of 130

Figure 29. Ground Titan24 chargeability near the Airstrip and Cobalt Showings at a depth of Z=700 m. Note the migration of the chareagble horizon(s) to the NW with increasing depth. At this depth, the modelled area becomes more fuzzy and the ‘two horizons’ have merged into one.

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Figure 30. Ground Titan24 pseudosection stack for northernmost line at the Airstrip Showing (AS5). Resistivity on top and chargeability below. Note the westward dipping of two discrete horizons at surface and modeled melding at depths.

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Figure 31. Ground Titan24 pseudosection stack for southernmost line at the Airstrip Showing (AS1). Resistivity on top and chargeability below. Note the plausible westward dipping of two discrete horizons at surface but more complex responses at depth.

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10.5 Ground Geophysics

Ground IP-Resistivity geophysics was conducted in late 2007 after the acquisition of airborne gravity, magnetics, EM and radiometric data. Newmont contracted Quantec to conduct the survey that comprised 27.4 line-km over 13 dipole-dipole arrays (100 m receiver-transmitter distances) and three gradient arrays totalling 45 line-km covering 9 km2 (receiver dipole length of 100 m and line spacing of 200 m). The gradient arrays culminated in two gridded areas (Gold Point + Airstrip/Cobalt).

Two anomalous chargeability trends were identified in the grid survey areas by Newmont geophysicists in 2007. The first set is located between at both Airstrip and Cobalt Showings and two parallel bands strike 030, have lengths of at least 2 km, are open to the NE and in section dip to the NW. The chargeability horizon coincident with the Airstrip Showing was intersected by DDH KIY002 and at the approximate depth of piercing (~280 ft) the drill core begins to show appreciable pyrite. The second chargeability anomaly is located south of the Gold Point showing and is interpreted to represent an ENE-striking curvilinear trend ~4.75 km in length. Unlike the anomaly defined at Airstrip-Cobalt, the geophysical surveying near Gold Point does not have strong surface expression within the bulk of its survey bounds, and the interpretation of a continuous 4.75 km anomaly is not entirely consistent with cross faulting thought to trace through and cut this projection. From the data present at the Gold Point, the showing does not appear to have a strong response to either resistivity or chargeability.

Isolated dipole-dipole line chargeability anomalies were identified near the Rusty Showing and near the south end of Snake Lake. The anomaly at Rusty coincides exactly with the mineralized outcrop. A subsequent line to the SW does not pick up the same feature, however, the pattern at Rusty does not give clear evidence as the strike dip of the mineralization. The anomaly at the south end of Snake Lake is coincident with a mapped thrust fault separating the Ameto from the Watterson Formation and suggests a shallowly dipping structure plunging towards the WNW. A series of samples with anomalous gold are found in close proximity to this anomaly, but do not appear to have a chargeability response. Where overlap occurs, these observations are consistent with the Titan24 survey conducted in 2009 (described earlier).

Patterson Geophysics conducted ground magnetics over the Gold Point showing from August 25 to September 5, 2009 to better resolve the intense magnetic response from this significantly mineralized zone. Thirty seven lines spaced 25 m apart and 800 m long were planned to cover the Gold Point region with the exception of a central lake. The approximate area gridded is ~ 69 hectares. This data has no associated interpretation report, however, several features are notable. In general, surface samples of the Gold Point Showing with anomalous gold values correlate with the intense magnetic highs within the survey. Two distinct SSE trending linears are seen on the southern half of the survey block. The northern of the two

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 72 of 130

appears to delineate the boundary of the strongest magnetic region, and the implications of the southern of the two is unclear as it is restricted to the far corner. The upper linear could represent a shear structure with a sinistral motion and offset of ~275 m, as evidenced by a pair of NE trending magnetic anomalies that exist on either side of the structure.

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Cobalt
Airstrip
North Snake Lake
Location Map
Kiyuk Claim Group
Showings
Surface Samples (Au)
0 - 10 g/t
10+ g/t
IP dipole-dipole line
IP gradient coverage
0 0.3 0.6 1.2 Kilometers
Kiyuk Lake Project
Ground IP Chargeability
(on 1989 geology by Aspler)
1:35,000
Nad83-UTMZone14N | Oct 2010

Figure 32. Ground IP dipole-dipole chargeability near the Airstrip, Cobalt and Rusty Showings overlain on geology by Aspler (1989). 2D sections are hung from their ground trace.

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Cobalt
Airstrip
Southern Cobalt
North Snake Lake
Hw
Ha
K2
Location Map
Kiyuk Claim Group
Showings
Surface Samples (Au)
0 - 10 g/t
10+ g/t
IP dipole-dipole line
IP gradient coverage
0 0.3 0.6 1.2 Kilometers
Kiyuk Lake Project
Ground IP Gradient Chargeability
(on 1989 geology by Aspler)
1:35,000
Nad83-UTMZone14N | Oct 2010

Figure 33. Ground IP Gradient array chargeability near the Airstrip, Cobalt and Rusty Showings overlain on geology by Aspler (1989).

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 75 of 130

Location Map
Gold Point
Kiyuk Claim Group
Showings
Surface Samples (Au)
0 - 10 g/t
10+ g/t
IP dipole-dipole line
IP gradient coverage
0 0.25 0.5 1 Kilometers
Kiyuk Lake Project
Ground IP Gradient Chargeability
(on 1989 geology by Aspler)
1:30,000
Nad83-UTMZone14N | Oct 2010

Figure 34. Ground IP gradient array chargeability near the Gold Point showing overlain on geology by Aspler (1989).

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 76 of 130

Location Map
Gold Point
Kiyuk Claim Group
Showings
Surface Samples (Au)
0 - 10 g/t
10+ g/t
IP dipole-dipole line
IP gradient coverage
0 0.25 0.5 1 Kilometers
Kiyuk Lake Project
Ground IP Chargeability
(on 1989 geology by Aspler)
1:30,000
Nad83-UTMZone14N | Oct 2010

Figure 35. Ground IP dipole-dipole chargeability near the Gold Point showing overlain on geology by Aspler (1989). 2D sections are hung from their ground trace.

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Figure 36. Example ground IP dipole-dipole chargeability pseudosection plot from near the Airstrip-Cobalt showings.

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 78 of 130

419000
Kiyuk Lake
NU
Windy Lake
Location Map
Showings
Surface Samples (Au)
0.0 - 1.0
1.1 - 2.0
2.1 - 5.0
5.1 - 10.0
10.1 - 37.0
Total Field (nT)
Kiyuk Property
Kiyuk Lake Project
Ground Magnetics (2009)
(on 1989 geology by Aspler)
1:7,500
Nad83-UTMZone14N | Oct 2010
419000

Figure 37. Ground magnetics geophysical survey at Gold Point by Patterson Geophysics (2009).

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10.6 Airborne Geophysics - 2010

In late September 2010 Evolving Gold Corp contracted Terraquest Ltd of Markham, Ontario, to conduct detailed airborne geophysics around the existing airborne survey block and roughly within the property bounds. The intent of this survey was to complete coverage of the Kiyuk Lake property airborne magnetic geophysical dataset since previous surveys have proved valuable for exploration targeting. A total of 2,829 line-km were flown in N-S directions by fixed wing aircraft at a height of 70 m. Spacing between N-S flight lines were 100 m. This newly acquired airborne magnetic data has been merged with the 2007 airborne geophysical data and levelled. The total area now covered by airborne magnetics is 432.2 km2 along 4,995 line-km.

Figure 38. Extent of 2010 airborne magnetic geophysical survey coverage at the Kiyuk Lake property.

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The airborne geophysical magnetic data have not been formally interpreted by a geophysicist; however, several features are apparent from the expanded survey coverage:

1 – The prominent linear features ascribed to dikes are restricted to the area southeast of the arcuate trend that connects the majority of the mineralized zones.

2 – A prominent circular positive magnetic anomaly exists at the junction of KYK37, KYK38, KYK41 and KYK42 and is along the axial trace of the main Kiyuk syncline and within unit K2, as mapped by Aspler (1989).

3 – High magnetic intensity northwest of the main Kiyuk syncline roughly traces the contact of an anticline within unit K2, however, patterns are complex with repetitive breaks along the trace suggesting a more complex geological setting than has been mapped by Aspler (1989).

4 – A strong magnetic high exists at the southern bounds of the survey area (KYK51) and current geological mapping has not recognized any features that would produce this type of response.

Overall, the trends observed in the magnetic data correlate well with the historically mapped geology by Aspler (1989). Magnetic breaks and inconsistencies compared against mapped geology suggest local geological trends that should be investigated to better understand the local and regional geological setting, as well as the nature of mineralization.

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Figure 39. Total magnetic intensity from 2010 survey at the Kiyuk Lake property.

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Figure 40. First vertical derivative from 2010 survey at the Kiyuk Lake property.

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10.7 Soil Geochemistry

One test profile of soil samples was run from near the Airstrip showing to near the Cobalt showing. This was conducted by Newmont staff in 2007. Sample spacing was nominally 50 meters. At each sample site, soil was taken collected from a depth of at least 6 inches below the sphagnum moss. Samples were sent to Chemex Labs, where they were dried, sieved to -80 mesh, and assayed for gold using an aqua regia digestion and atomic absorption spectrometry. A greater than 0.100 ppm anomaly occurs approximately where the Cobalt trend would project across this profile and confirms that soil sampling could be an effective exploration tool to aid in discriminating the extension of mineralized zones into areas with little to no outcrop.

10.8 Petrographic investigations

Due to the enigmatic nature of mineralization at Kiyuk Lake and the notable exceptions to rules when attempting to classify the mineralization in one deposit type, petrography and study of mineral paragenesis is an important step in explaining the anomalous concentrations of gold.

Petrography was conducted on 9 samples from the 2005 field program (by Dr. B. Geller, consultant) and 9 samples from three showings originating from the 2006 M. Hitzman visit. Petrography was conducted on 3 samples from the 2009 field program originating from the Rusty Showing and the Hogarth Sill. Information from the 2006 and 2009 petrography has been included in sections 7 and 9, and summarized petrography from 2005 is presented here.

The petrographic investigations confirmed the complexity and multiple generations of overprinting mineralization events on single samples. A fundamental question for the Kiyuk Project is determining the nature of the hematite and magnetite found in mineralized rocks. What are the genetic origins of these minerals (e.g., sedimentary and/or hydrothermal), what morphological and chemical changes have they undergone, and what fluid processes have they recorded? Some of the diamond drill core, such as KIY005 from Gold Point, exhibits brecciated clasts of “Banded Iron Formation” that where dominated by magnetite (±pyrite) is strongly mineralized and where dominated by hematite is moderately mineralized. Albitization in this hole is also pervasive but does not always coincide with mineralized sections. These questions remain open to interpretation.

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Table 8. Summarized petrographic observations from Newmont 2005 field report (Hennigh, 2006)

Sample	Rock	Gold Grade (g/t)	Notes
17330	Albitite	7.25	High Co and Ni as Cobaltite and erythrite
17619	Alibitized polymictic pebble conglomerate	2.27	Electrum
17620	Albitized heterolithic breccia	3.92	Multiple refracturing and albitization events
17621	Partially oxidized, albitized, polymictic, pebble conglomerate	10.05	Gold hosted within plag within altered mt-facies BIF
17622	Partially oxidized, fracture albitized breccia	11.3	Gold grain (19 microns) in pyrite replacing magnetite and hematite, generally more porous sample
17263	Partially oxidized albitized polymictic conglomerate	5.72	Gold in coarse voids, also hosts later silicates, pyrite and mt.
18087	Albitic arkose	1.8	Arsenopyrite, cobaltite, notable destruction of sulphides to oxides
18089	Hydrothermally altered and mineralized porphyritic conglomerate (?)	1.8	Actinolitized, albitized and silicified conglomerate affected by later sulfides and oxides
18091	Partially oxidized fine arkosic sandstone	1.04	Albitization more constrained to fractures and sample shows notable Fe oxidation

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Figure 41. View of albitized magnetite bearing BIF clast in matrix adjacent to hydrothermally altered argillite clast (Sample 17261).

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Figure 42. Photomicrograph of gold grains in albite, within magnetite bearing BIF clast in plane polarized reflected light.

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Figure 43. Photomicrograph of gold grain in pyrite (py) coated by chlorite and sericite, adjacent to magnetite and hematite in plane polarized reflected light.

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Figure 44. Photomicrograph of gold in void in pyrite in plane polarized reflected light.

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Figure 45. Stereoscopic view of offcut, illustrating textures of certain clast types. Contacts are dashed to accentuate the difficulty in discriminating clasts from matrix and to emphasize the extensive nature of later destructive alteration.

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11. Drilling

11.1 2008 Diamond Drilling Campaign

One campaign of diamond drilling (2,331 m, NQ core) was undertaken on the Kiyuk Property by Newmont between April and May of 2008. Peak Drilling was contracted to undertake the drilling and Great Slave Helicopters provided air support. Thirteen holes were drilled from eleven sites, cursorily assessing 5 areas. Targeting was guided largely by geophysical anomalies and most drill holes were oriented to the NW. Consequently, the results of that drilling program were not entirely representative of the scope and scale of mineralization at the Kiyuk Property as defined by surface sampling and outcrop mapping. For example, several holes were collared behind mineralized zones and drilled down dip above the hypothesized zone at depth and in another location problems were encountered with drilling in one direction so the azimuth was turned 180 degrees. No downhole surveys were conducted, overburden was thin, casing was pulled, and holes were plugged. Splitting of core was done both manually and with a diamond saw.

Drill Hole	Easting*	Northing*	Azimuth	Inclination	TD ft	TD m	Target
KIY-001	426929.4	6702839	312 (NW)	-60	650	198.1	Airstrip
KIY-002	426708.8	6702978	120 (SE)	-60	647	197.2	Airstrip
KIY-003	426075	6703248	300 (WNW)	-60	640	195.1	Cobalt
KIY-004	425937	6702854	315 (NW)	-60	0	0
KIY-005	419109	6698056	0 (N)	-60	720	219.5	Gold Point
KIY-006	420699	6697075	330 (NNW)	-70	800	243.8	Goldie Trend
KIY-007	418890	6697960	0 (N)	-50	600	182.9	Gold Point
KIY-008	421122	6697468	335 (NNW)	-50	690	210.3	Goldie Trend
KIY-009	419186	6697945	345 (NNW)	-50	800	243.8	Gold Point
KIY-010	427032	6702792	320 (NW)	-50	710	216.4	Airstrip
KIY-011	425387	6702088	310 (NW)	-50	690	210.3	Cobalt Trend
KIY-012	426346	6702336	320 (NNW)	-50	100	30.5	Airstrip
KIY-012 B	426346	6702336	320 (NNW)	-58	52	15.9	Airstrip
KIY-013	426346	6702336	140 (ESE)	-60	550	167.6	Airstrip

*Nad27, Zone 14N, TD=total depth

Table 9. Summary of drillhole information from 2008 drilling campaign.

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2008 Drillholes
Showing Centroids
Surface Samples (Au, g/t)
0.0 - 1.0
1.1 - 2.0
2.1 - 5.0
5.1 - 10.0
10.1 - 37.0
Kiyuk Property
Watercourse
Contour (20 m)
Waterbody
Kiyuk Lake
Kiyuk Lake
NU
Windy Lake
Location Map
KIY-003
KIY-004
KIY-002
KIY-010
KIY-013
KIY-011
KIY-009
KIY-005
KIY-008
KIY-006
0 0.5 1 2 Kilometers
Kiyuk Lake Project
Approximate DDH Locations
1:44,074 | Nad83-UTMZone14N | Oct 2010

Figure 46. Diamond drilling collar locations from Newmont’s 2008 campaign. See above table for drillhole characteristics.

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Core was logged at the Nueltin Float base and 587 selected intervals were sent for Au assay to Thunder Bay ALS Chemex Laboratories using method Au-ICP22 (fire assay and ICP-AES, 50 g sample). Holes KIY-005 and KIY-010 were subjected to further geochemical characterization via ME-MS41 which can be described as a partial digestion method using aqua regia. Highlights are shown after the general descriptions of the drillhole observations. Sample intervals average just over 1 m (min = 0.15 m, max = 3.5 m) and the exact interval placement was based primarily on lithological observations/changes. Location of pulps and rejects is unknown. Relationships between mineralized intervals encountered in drill core and true widths of mineralization is difficult to ascertain because much of the 2008 drilling was oriented down dip of the interpreted width and not across the mineralization structures. Consequently, although the mineralization is believed to be consistently striking NE and dipping to the NW, the previous diamond drilling campaign neither confirmed nor discounted these hypotheses. The nuggety nature of gold also makes interpretation of true width and grade difficult in that reconnaissance scale program.

The Airstrip Showing received drillholes KIY-001, 002, and 010, while 012, 012B and 013 tested an extension ~750 m to the SW. Lithologies from these holes are dominated by Tavani pebble conglomerates, arkoses, carbonates and siltstones that have been variably hydrothermally altered and hornfelsed. Hornfelsing is interpreted as the earliest overprint, characterized by actinolite-hornblende-biotite-albite-calcite-Kspar. Calcite-actinolite-biotite-pyrite veins and rare quartz veins cut this hornfelsing assemblage. A pervasive sulphidation event overprints previous assemblages and comprises veinlets and diffuse disseminations characterized by pyrite, pyrrhotite and arsenopyrite. The piercing point of KIY002 into the chargeability high correlated with the appearance of pyrite from 1% to 3% at ~85 m.

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Figure 47. Schematic representation of ‘in line’ diamond drill holes (in meters from showing) at the Airstrip showing. Approximate dip of the IP Chargeability feature is 30 degrees to the NW as observed in both 2007 and 2009 IP surveys. Section running from NW to SE.

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The Cobalt Showing received drillhole KIY003, and KIY011 was collared ~1.4 km along trend to the SW. Both holes were drilled to the NW; along the stratigraphic horizon and not across. These holes intersected similar lithologies of the Tavani formation as was found at Airstrip. Hornfelsing and lesser alteration were observed in these two drillholes.

The Gold Point Showing received drillholes KIY005, 007 and 009. Rocks of the K1 magnetite bearing boulder conglomerate unit were intersected at the top of the hole and were variably altered throughout. Hydrothermal alteration of the K1 unit is expressed dominantly as albilitzation that is pink to tan in colour with associated coarse pyrite, as well as magnetite veining. Later quartz-calcite-biotite±silicification+epidote cut the mineralized assemblage. One small fleck of visible gold was seen in KIY005. Mineralization orientation here is interpreted to be trending the NE and dipping steeply to the SE. According to Aspler (1989) this area is characterized by an abundance of thrust faults that are directed in a northwesterly direction (see geological setting section) that are also dipping steeply to the SE. This suggests that either the mineralization is directly tied to this structural feature, or more likely, that this older feature facilitated the migration of hydrothermal fluids to this structurally complex area.

The Goldie Trend Target received drillholes KIY006 and 008, was based on chargebility gradients, and intersected interbedded arkose and carbonate of the Tavani Formation (and Watterson?). Minor formational sulphide was described and lesser calcite-biotite-calcite±sulphide veins were also noted. No gold mineralization above 10 ppb was found at this location.

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Table 10. Gold geochemical highlights greater than 1 g/t from drillcore sorted by showing.

Hole Number	Area	From (m)	To (m)	Interval (m)	Au (gpt)
KIY-003	Cobalt	59.4	60.7	1.3	1.45

KIY-005	Gold Point	30.8	34.6	3.8	2.84
KIY-005	Gold Point	39.9	44.3	4.4	1.373
KIY-005	Gold Point	61.4	62.9	1.5	4.248
KIY-005	Gold Point	205.1	206.0	0.9	2.38
KIY-007	Gold Point	15.4	19.9	4.5	3.364
KIY-007	Gold Point	71.1	86	14.9	1.874
including	Gold Point	71.1	71.9	0.8	3.89
including	Gold Point	73.5	76.1	2.6	3.928
including	Gold Point	82.3	86	3.7	3.62
KIY-009	Gold Point	143.6	152.4	8.8	1.01
including	Gold Point	147.2	148.4	1.2	3.04

KIY-001	Airstrip	38.5	40.1	1.7	1.105
KIY-010	Airstrip	57	58.8	1.8	5.32
KIY-010	Airstrip	105.5	106.9	1.4	1.03
KIY-010	Airstrip	170.6	171.9	1.3	1.105
KIY-012	AirstripSW	15.9	16.5	0.6	8.26
KIY-012b	AirstripSW	13.1	13.7	0.6	1.065

*Intersections with gold highlighting are the most significant from the 2008 campaign, and no significant assays were returned from KIY002, 006, 008, or 011.

Multielement geochemistry on samples originating from KIY-005 and -010 provides a glimpse at two different mineralization styles. At the Airstrip Showing (KIY010), Au is most strongly correlated with W, Fe, Fe+S, Hg, and In, strongly suggesting a magmatic-hydrothermal overprinting source. A second distinct suite of elevated elements (but with weaker ties to Au) includes Co, Bi, Cu, Ni, As, Mo, Ni, and U, which is strongly reminiscent of IOCG type enrichments.

At the Cobalt Showing (KIY005), elevated Au seems to be more strongly correlated with decreasing components than associated elevated values, likely given the very pervasive albitization seen on surface. Significant negative correlations are seen between Au and the major elements Al, K, Mg, Fe and Mn, while Ca is relatively flat and Na shows positive correlation. This suggests that the alteration was dominated by sodic±calcic fluids with albite precipitating at the expense of Kspar and mafic minerals in the monomictic Tavani conglomerate. Companion elements to Au are not strong, but include Ag, La, Ce, Hg, P, S, Th and W. These are all compatible with an IOCG deposit model. It should be noted that no significant cobalt was observed in this drill hole.

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Contrasted together, the multielement geochemistry of the Cobalt and Airstrip showings, as inferred from select DDH samples, suggest that if gold mineralization at Kiyuk is indeed related to an IOCG system, there is evidence for multiple pulses of magmatic-hydrothermal fluids that are likely spatially distinct. Spatially, the differences may represent progressive alteration fronts or variable accessibility to structural conduits through the system’s evolution.

11.2 Resampling of 2008 Drill Core in 2009

Anomalous sections of drill core identified by Newmont in 2008 were re-sampled by Evolving Gold in 2009 to verify gold grades and to provide additional views of geochemistry and lithology. Where core had already been halved, it was quartered so as to leave some of the material in the boxes. Some variation in grades was seen, as expected, since the volume of rock was effectively halved in the 2009 sampling compared to the original assaying. Pulps and rejects from this re-sampling are stored at ACTLabs in Toronto, Ontario.

Overall, the grades generated from both samplings are comparable although no exact duplicates were observed due to lesser volumes being sampled and non-identical intercepts. Some sections were ‘upgraded’ while others were ‘downgraded’ but the majority showed relatively good correlation. Notably, the important intersection in KIY-007 (Gold Point) from ~225’ to 284’ shows 1.58 g/t Au over 18.10 meters from Newmont assays and 1.7 g/t Au over 16.44 m from Evolving Gold’s assays. An intercept within KIY005 (Gold Point) returned 2.47 g/t Au over 4.45 m (100.92’ to 115.5’) as reported by Newmont and 2.67 g/t Au over 4.80 m (99.3’ to 115.06’) was reported by Evolving Gold. Within KIY010 (Airstrip) 3.24 g/t Au was reported over 3.00 m (183.00’ to 192.83’) by Newmont whereas 3.00 g/t over 2.44 m (184’ to 192’) by Evolving Gold.

11.3 2011 Summer Diamond Drilling Campaign

Prosperity Goldfields undertook a summer drilling campaign with an on-site ~20-person camp and drill support (Bodnar Drilling Ltd. of Winnipeg, MB) with dedicated helicopter. Diamond drilling was halted in mid August with the migration of the barren ground caribou herds. Fourteen (14) drillholes totalling 2,678.7 m (NQ core size) were completed across three targets/showings: Gold Point (GP), Cobalt South (CS), and Rusty (RU). Understanding of the mineralized system’s geometry is good, however, the exact orientation of mineralized bodies has not been precisely defined. Consequently, the intercepts noted within this section are not exactly true thicknesses but are in most cases drilled close to normal against the attitude of the apparently strata-controlled mineralized bodies.

For sampling, diamond drill core was split in halves using diamond bladed saws with one half immediately bagged for shipment. Every 20 samples a blank or standard was introduced. Sample sets were transported from camp to Nueltin Lake Airstrip via Nueltin Air’s float plane and then shipped as cargo via Calm Air

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from the adjacent runway to Thompson, MB. Prosperity Goldfields’ expediter escorted the samples to Manitoulin Transport where they were shipped to SGS Canada Inc. in Red Lake, ON. Samples were taken typically every 1.52 m (5 ft intervals) with shorter samples representing lithological breaks.

Table 11. Drillhole collar details from summer 2011 campaign

Drill_Hole	X_NAD83	Y_NAD83	Elevation_m	Azimuth	Dip	TD_ft	TD_m
GP11-001	418729	6698205	337	157	-50	597.0	182.0
GP11-002	418857	6698293	339	154	-50	607.0	185.0
GP11-003	418975	6698341	337	177	-50	921.4	280.8
GP11-004	419093	6698378	342	173	-50	777.0	236.8
GP11-005	418850	6698293	339	154	-50	947.0	288.6
GP11-006	418850	6698293	339	109	-50	1147.0	346.6
CS11-001	425810	6703151	321	139	-50	55.0	16.8
CS11-002	425975	6703543	326	145	-50	753.7	229.8
CS11-003	426042	6703628	328	147	-50	447.0	136.2
CS11-004	425822	6703347	323	139	-50	499.0	151.8
CS11-005	425822	6703347	323	0	-90	357.0	108.8
CS11-006	425766	6703208	322	140	-50	647.0	197.2
CS11-007	425766	6703208	322	0	-90	527.0	160.6
RU11-001	425952	6700019	332	0	-90	517.0	157.6

The Gold Point Target (GP) was tested with six (6) holes across a 400 m strike from five (5) drill pads. Results are summarized below, however, the most significant intersection was from GP11-003, which showed 63.6 m of 2.77 g/t Au starting at 148.6 m. Other notable intercepts are from GP11-005 where 13.8 m of 2.35 g/t starting at 108.8 m was followed downhole with 13.2 m of 2.57 g/t Au starting at 178.0 m, and in GP11-002 where 18.3 m of 1.55 g/t Au starting at 102.7 m depth was intercepted. Mineralization at GP is hosted in minor to intensely albitized and locally brecciated K1 conglomerate with variable amounts of arsenopyrite, pyrite, pyrrhotite and magnetite. The Gold Point drillholes had variable positive and negative changes in grade subsequent to metallic screening with several intervals, however, the most relevant intercept of GP11-003 saw a slight reduction in weighted grade.

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Table 12. Summary of significant drill hole intercepts from the Gold Point target

Hole	From	To	Length	Gold-Fire	Gold-Metallic	Length
	(meters)	(meters)	(meters)	Assay	Screen + Fire Assay	(feet)
				(g/t)	(g/t)
GP11-001	82.4	84.5	2.1	1.02	0.79	6.9
	132.9	134.5	1.6	1.24	1.33	5.2

GP11-002	102.7	121.0	18.3	1.41	1.55	60.0
Including	104.3	108.8	4.5	3.21	3.38	14.8

GP11-003	87.5	89.5	2.0	2.06	2.49	6.6
	99.4	104.0	4.6	6.10	4.99	15.1
	111.2	112.0	0.8	3.17	4.16	2.6
	148.6	212.2	63.6	2.84	2.77	208.6
Including	148.6	187.2	38.6	4.15	4.15	126.6
Including	151.2	156.6	5.4	11.64	10.59	17.7
Including	177.1	182.9	5.8	8.58	8.41	19.0

GP11-004	26.8	30.5	3.7	3.04	2.91	12.1

GP11-005	68.6	71.4	2.8	1.01	0.53	9.2
	92.1	97.6	5.5	1.22	1.30	18.0
	108.8	122.6	13.8	2.06	2.35	45.3
	174.2	175.9	1.7	3.26	2.63	5.6
	178.0	191.2	13.2	2.32	2.57	43.3

GP11-006	137.1	138.7	1.6	7.30	7.13	5.2
	214.7	222.7	8.0	6.25	5.59	26.2
Including	214.7	218.0	3.3	11.95	9.89	10.8
	319.2	329.4	10.2	1.56	1.17	33.5
Including	325.9	328.0	2.1	4.27	3.11	6.9

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Figure 48. Drill hole location map for Gold Point (GP) Target with airphoto underlay and transparency of 1st vertical derivative of airborne magnetic response. Assay values in table are from first round of fire assaying. North is up on page.

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Figure 49. DDH Section and map for Gold Point (GP) Target at 0+400 m inclusive of GP11-003 and GP11-006. Inset is air photo and assay values are from first round of fire assaying. Background in section is the modeling result for chargeability from TITAN24 IP survey. North is up on inset map.

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Figure 50. DDH Long Section and map for Gold Point (GP) Target. Inset is 1st vertical derivative of airborne magnetic response and assay values are from first round of fire assaying. North is up on inset map.

The Cobalt South Target (CS) was tested with seven (7) holes along a 500 m strike from five (5) drill pads. Results are summarized below, however, the most significant intersection was from CS11-002, which showed 32.1 m of 1.92 g/t Au starting at 52.4 m. Other notable intercepts include 30.5 m of 1.24 g/t Au starting at 67.7 m from CS11-004. Mineralized zones are described as Tavani conglomerate and siltstone that has been variably brecciated and shows pyrite, pyrrhotite, sericite, and actinolite associated with albitization. The Cobalt South drillholes had variable changes in grade subsequent to metallic screening with several intervals showing lower values, however, the more significant intervals saw grade increases of 6 to 12%. For example, the 30.5 m interval of 1.24 g/t Au in CS11-004 was increased from 1.20 g/t Au (a 6% increase) and the 32.1 m interval of 1.92 g/t Au in CS11-002 was increased from 1.82 g/t Au (an 8% increase).

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Table 13. Summary of significant drill hole intercepts from the Cobalt South target

Hole	From	To	Length	Gold-	Gold-Metallic Screen +	Length
	(meters)	(meters)	(meters)	Fire	Fire Assay	(feet)
				Assay	(g/t)
				(g/t)
CS11-001	casing failed in glacial till at 12.5 meters

CS11-002	9.6	11.3	1.7	1.04	0.44	5.6
	17.4	20.4	3.0	1.24	1.00	9.8
	43.3	46.3	3.0	1.16	0.72	9.8
	52.4	84.5	32.1	1.82	1.92	105.3
Including	64.1	81.4	17.3	2.41	2.70	56.7

CS11-003	no significant values

CS11-004	67.7	98.2	30.5	1.20	1.24	100.0
Including	84.5	96.6	12.1	2.01	1.98	39.7

CS11-005	90.5	96.6	6.1	2.03	1.63	20.0

CS11-006	no significant values

CS11-007	104.3	110.4	6.1	4.38	3.46	20.0

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Figure 51. Drill hole location map for Cobalt South (CS) Target with airphoto underlay and transparency of 1st vertical derivative of airborne magnetic response. Assay values in table are from first round of fire assaying. North is up on map.

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Figure 52. DDH Section and map for Cobalt South (CS) Target at 0+400 m inclusive of CS11-002. Inset is air photo and assay values are from first round of fire assaying. North is up on inset map.

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Figure 53. DDH Long Section and map for Cobalt South (CS) Target. Inset is 1st vertical derivative of airborne magnetic response and assay values are from first round of fire assaying. North is up on inset map.

The Rusty Target (RU) was tested with one (1) vertical hole before the onset of caribou migration halted the drilling at 157.6 m depth. Results are summarized below, however, the hole was mineralized from surface to the bottom with an average grade of 1.92 g/t (over 157.6 m). Higher grade sections within the hole included a peak of 46.9 g/t over 1.5 m @ 28.0 m depth. Surface exposures of the host Tavani siltstone (possibly K2 unit?) strata suggest that the Rusty Zone is approximately flat lying or slightly dipping towards the NNW. Drill logs indicate that the host is variably brecciated and fairly intensely albitized with introduction of pyrrhotite and magnetite. The Rusty drillhole dominantly showed upgrading of assay values with the subsequent analyses via metallic screening methods. For example, the weighted average of the entire length of the hole showed an increase of 13% while the interval of 19.2 m @ 16.5 depth was increased from 6.17 g/t Au to 7.49 g/t Au (a 21% increase).

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Table 14. Summary of significant drill hole intercepts from the Rusty target

Hole	From	To	Length	Gold-Fire	Gold-Metallic Screen +	Length
	(meters)	(meters)	(meters)	Assay	Fire Assay	(feet)
				(g/t)	(g/t)
RU11-001	0.0	157.6	157.6	1.70	1.92	516.9
Including	0.0	52.4	52.4	3.27	3.82	171.9
Including	5.2	35.7	30.5	4.90	5.69	100.0
Including	16.5	35.7	19.2	6.17	7.49	63.0
Including	28.0	19.6	1.5	9.16	46.9	4.9
Including	29.6	31.1	1.5	32.53	14.2	4.9
Including	76.8	86.3	9.5	3.31	3.58	31.2

Figure 54. Drill hole location map for Rusty (RU) Target with airphoto underlay and transparency of 1st vertical derivative of airborne magnetic response. Assay values in table are from first round of fire assaying. North Is up on map.

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Figure 55. DDH Long Section and map for Rusty (RU) Target. Inset is 1st vertical derivative of airborne magnetic response and assay values are from first round of fire assaying. North is up on inset map.

11.4 Metallic Screen Re-analysis of 2011 Drill Core

The suite submitted for re-analysis via metallic screening and fire assay (Method FAS31K) at SGS Canada Inc. totalled 452 pulp samples and included all significantly mineralized sections and some intervals with initial gold below detection from the 2011 summer drilling program. This process, as outlined by SGS, consists of “crushing and coarse grinding (to about 100-mesh) a weighed large portion (1 kg is common) of the sample. The sample is then passed through a 100-mesh screen. The oversize portion (the sample is generally ground to target about 30 g of oversize) is weighed and analyzed separately. The undersize is weighed and analyzed (usually in duplicate).” In the case of Kiyuk samples, SGS Canada Inc. analyzed the undersize fraction in triplicate. Assaying using metallic screen procedures improves reliability and reproducibility of results in systems with coarse, nuggetty gold.

The arithmetic average of the initial assays via “Fire Assay” was 1.529 g/t Au while the arithmetic average of “Metallic Screen” samples was 1.669 g/t Au. This indicates that there was a slight increase in overall grade when the Metallic Screening method was used. If the two notable outliers in the dataset are removed

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 108 of 130

(see comment about RU11-001 below) the trend between original and repeat assaying is close to 1:1, especially for only those samples below 10 g/t Au.

Figure 56. Comparison between original fire assay values (x axis) and subsequent metallic screen fire assay values (y axis).

Nugget effects can be highlighted by a significant increase of Au values in the coarse oversized fraction analyzed during the Metallic Screening process if the assumption that malleable free gold is not fragmented during crushing and remains in the coarse fraction with grainsize larger than 100-Mesh (150 um). Possible significant nugget effects were noted in some samples from DDH GP11-003, GP11-005 and RU11-001. Examples include:

In RU11-001 @ 92 ft a coarse fraction of 85 grams returned an assay value of 799.0 g/t Au and weighted fine+coarse fractions averaged 46.9 g/t Au while its original fire assay returned only 9.16 g/t Au, a difference of +37.7 g/t. However, the subsequent sample @ 97 ft showed the opposite effect where the coarse fraction of 34 grams returned an assay value of 94.5 g/t Au and weighted fine+coarse fractions averaged 14.2 g/t Au while its original fire assay returned 32.53 g/t Au, a difference of -18.3 g/t.

In GP11-005 @ 587 ft a coarse fraction of 1.14 grams returned an assay value of 782.6 g/t Au and weighted fine+coarse fractions averaged 5.9 g/t au while its original fire assay

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 109 of 130

returned 6.79 g/t Au, a difference of -0.9 g/t. Like in RU11-001, its adjacent sample showed a equivalent reversal of comparative values.

In GP11-003 @ 507 ft a coarse fraction of only 0.26 grams returned an assay value of 2769.6 g/t Au and weighted fine+coarse fractions averaged 11.8 g/t Au while its original fire assay returned 14.5 g/t Au, a difference of -2.7 g/t. Nearby sections showed similar magnitudes of negative and positive variability.

Overall, although coarse nuggetty gold exists at the Kiyuk property, the reproducibility between the two sets of assays suggests that it does not seem to dominate a large proportion of the gold. Accordingly, the arithmetic average of the undersize fractions was 1.405 g/t Au while that of the coarse fraction was 32.5 g/t Au but the relative volume/mass of the coarse fraction is always significantly less, as anticipated due to procedural objectives of less than 3% of the sample to not pass through 100-mesh screen.

12. Sampling Method and Approach

Historical rock sampling at Kiyuk has included grab samples, representative chip samples across cleared outcrop, halved diamond drill core and quartered diamond drill core. Rock sampling has been dominated by grab samples of float and rusty gossanous samples have probably been preferentially chosen. This is expected in any early stage exploration project as additional mineralized areas are being sought. Continuous chip samples from outcrop were systematically undertaken and sample lengths varied from cm-scale to m-scale. Exact sampling intervals and approaches for drilling on this early stage exploration target are given in the appropriate sections on Drilling. The author feels that adequate sampling intervals were chosen based on lithological changes and taking into consideration the nuggety effect of gold (sample lengths were typically 5 ft, or, 1.52 m). Future sampling efforts on new drill core should continue to be aware of the importance of sampled volume to reduce variability due to nugget effects. Rock sampling during the previous independent visit included two rock samples from the Airstrip Showing by the author. These rocks were transported to Vancouver where they were delivered directly to ALS Laboratories. Diamond drill core sampling on the October 2011 visit included sampling of the remaining halves of seven previously sampled sections from several drillholes and included varying tenor of mineralization. Samples were shipped by courier from Thompson MB to SGS in Red Lake and underwent the same analyses as the remainder of the program but under a different company name and with sample names without reference to Kiyuk or PPG to better ensure independent analysis.

13. Sample Preparation, Analyses and Security

All samples taken during groundwork conducted or supervised by M. Hauseux have been well labelled and meticulously organized. No special details have been included in previous reports regarding sample security en route from the field to the laboratory. All analytical sample preparation has been conducted by

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 110 of 130

certified laboratories specializing in assay services for the mineral exploration industry (such as ISO 17025 certified TSL Laboratories in Saskatoon, Saskatchewan, ISO 9001 & 17025 certified ALS Chemex in both Thunder Bay, Ontario and Sparks, Nevada, and ISO 17025 certified SGS Canada Inc in Red Lake, ON). Assay methods have included ME-ICP and neutron activation methods for geochemical information and gold assays were typically run via fire assay and gravimetric methods. Internal standards and blanks were analyzed by the laboratories and in general, samples from the Kiyuk Project have undergone split and duplicate checks. The most recent 2011 diamond drilling campaign saw samples sawn in half with standards and blanks inserted every 20 samples as well as internal and check assaying by the lab via their standards, blanks, and duplicates. Samples were sent in batches from camp to the Nueltin Lodge dock via Neultin Air’s float plane and then shipped as cargo via Calm Air from the adjacent airstrip to Thompson, MB. Prosperity Goldfields’ expediter escorted the samples to Manitoulin Transport where they were shipped to SGS Canada Inc. in Red Lake, ON. Later metallic screen assaying was conducted on mineralized intervals due to the presence of visible gold in drill core. Samples from the 2011 program are currently held at SGS in Red Lake. Methods did vary from year/program to year/program and lab to lab but the final data compilation is largely considered comparable for the purposes of this report and for early exploration. All future sampling programs will continue to be carried out in accordance with NI 43-101 guidelines.

14. Data Verification

Analytical checks have been done on a continual basis by geologists and analytical methods typically comprise multi-element ICP coupled with fire assay for Au. Selected sample rejects and pulps have been sent to secondary laboratories for checks in previous programs. Labs used have included TSL Laboratories in Saskatoon, SK, as well as ALS Chemex in Sparks, Nevada. Internal company standards and blanks have been included in most of the sample submission. Duplicates, blanks, and rejects have been part of the systematic work performed by M. Hauseux and assay certificates are available for most of the data presented. It should be noted that no blanks, duplicates, splits or standards were reported to be integrated into the previous diamond drilling campaign by Newmont in 2008, however, internal checks were done by the laboratories during their analytical routines for internal quality control. Section 11.2 describes resampling of 2008 drill core by Evolving Gold in 2009 to verify previous diamond drilling results and to expand on the lithogeochemical dataset. Quality control measures for analytical work (i.e., blanks, duplicates, standards) showed overall acceptable results for the 2011 diamond drilling campaign; company-submitted blanks were consistently below detection of 5 ppb (one anomalous sample returned 35 ppb but came after a long line of Au below 35 ppb), company-submitted standards were consistently low (~15% lower than certified levels), lab-internal pulp duplicates were acceptable but showed greater scatter at higher Au concentrations, and lab-internal standards showed very good agreement with certified levels (±2%). Metallic screen assay procedures were undertaken on samples from the 2011 program to gain a better understanding on gold grades of mineralized intervals. It is the opinion of the author that all

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 111 of 130

geochemical data has been well verified by the managing geologists on the project, but that as the project moves into further drilling laboratory round robin QA/QC submissions should be made in order to properly address contamination, accuracy and precision issues of samples, blanks and standards.

Geophysical data provided has come from reputable Professional Geophysicsts and geophysical companies and is believed to be of high quality. In all cases logistical and final reports are also available for investigation.

Cross referencing of historical assay certificates and drill logs was conducted on a random basis and no errors were noted. Selected assay values on certificates issued from SGS Canada Inc. for the 2011drilling program were also checked and verified against data compiled in company-supplied spreadsheets to the author. Locations of drill collars, outcrops and other features were consistent between all generations of figures for gold exploration at the Kiyuk Lake Property.

A site visit was completed by David Turner, M.Sc., P.Geo., and the author verified the location of diamond drilling pads, as well as observing relevant geographical features and cut lines from previous geophysical surveys. Stored diamond drill core from 2011 was examined at the established Kiyuk camp (UTM: 423900 mE, 6703804 mN, Nad83 Z14N) and the author confirmed the rock types logged and noted consistency between drill log and actual sampling intervals. The author also confirmed the existence of both recognized (i.e., identified on core) and unrecognized (i.e., not identified on core) visible gold grains, as well as magnetism of pyrrhotite, in multiple drill holes. The following table compares the independent sampling against the sampling done by Prosperity Goldfields.

The author (DJT) re-sampled remaining halves of 7 sampled intervals from DDH GP11-005 and RU11-001 with varying tenors of mineralization. The sets of values are generally comparable, however, nugget effects are most prevalent in sample 102010 (from GP11-005) and 102005 (RU11-001) which returned higher results from the independent sampling.

Table 15. Assay results for independent sampling (DJT) and corresponding original results (PPG)

	From	To	DJT		PPG	Au	Au
DDH Hole	(ft)	(ft)	Sample #	Au (ppb)	Sample #	(ppb)	(ppb)
							Met Screen
				Independent		Original	Repeat
GP11-005	770.8	776	102008	795	101570	545	510
GP11-005	793	797	102009	970	101576	675	800
GP11-005	805.2	808	102010	4210	101579	2260	3080
RU11-001	403.2	407	102004	205	101967	640	430
RU11-001	417	422	102005	110	101975	585	450
RU11-001	492	497	102007	145	101991	120	120
RU11-001	509.5	512.5	102006	565	101996	500	430

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 112 of 130

Figure 57. Comparison of “independent” fire assay values (x axis) with “PPG’s” original fire assay values (y axis, red squares) and subsequent metallic screen fire assay values (y axis, blue diamonds).

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 113 of 130

15. Adjacent Properties

The release of assay results from the summer drilling program by Prosperity Goldfields prompted fringe staking by Discovery Mining Services for Bitterroot Resources Ltd. along the NW flank of the Kiyuk claim block. These claims are shown in Figure 2 and have been named the KK claims 1 through 40 (K15641 to K15680). Their recording date is October 7, 2011 and they are valid until October 7, 2013.

16. Mineral Processing and Metallurgical Testing

No systematic metallurgical testing has been undertaken on the Kiyuk Property.

17. Mineral Resource and Mineral Reserve Estimates

No mineral resource or reserve estimates have been made for mineralization at Kiyuk Lake.

18. Other Relevant Data and Information

No other data or information is deemed necessary to include in this section in order to make this report understandable and not misleading.

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19. Interpretation and Conclusions

The Kiyuk Lake Property is situated in an underexplored area of southern Nunavut and hosts numerous showings of significantly mineralized outcrop, subcrop, and local float. Assays of mineralized samples cluster in the 3 – 5 g/t Au range with values of up to 36.97 g/t Au. Cursory diamond drilling in 2008 confirmed the existence of mineralization to depth and included several significant intercepts, but did not provide significant insight into the true width or continuity of mineralization.

Diamond drilling in 2011 has proven that significant gold mineralization extends to depth at each of the Gold Point, Cobalt South and Rusty targets. Highlight intercepts from holes drilled perpendicular to the interpreted strike of mineralization (but not representing true width) at these targets include 63.6 m grading 2.84 g/t Au (Gold Point, GP11-003), 32.1 m grading 1.82 g/t Au (Cobalt South, CS11-002) and 157.6 m grading 1.70 g/t Au (Rusty, RU11-001). Continued discovery of additional mineralized outcrop along all of the trends defined by local float will greatly enhance the understanding of gold mineralization and provide greater data density and insight into gold distribution. Additional diamond drilling will continue to allow direct sampling of bedrock in this region with extensive overburden.

The local and regional geology of the area is favourable for additional gold mineralization to be found proximal to the known areas, and the mineralization style at the Kiyuk Lake Property shares many characteristics with IOCG deposit models. Several other local prospects outside the claim block show similar geochemical characteristics, suggesting that mineralization found at Kiyuk is not a single anomaly. Continued scientific investigations into the nature of ore petrogenesis at Kiyuk would facilitate the interpretation of geophysical data as well as provide insight into the nature, and therefore vectors towards, mineralization.

Numerous airborne and ground geophysical surveys, including IP, Magnetics, VLF-EM, radiometrics and gravity have identified many anomalous features that suggest at least local lateral continuation of many of these zones. Furthermore, inversion and modeling of the extensive geophysical data shows distinct lithologies interpreted to be tied to mineralization extending to depth.

The author concludes that the Kiyuk Property is of significant merit for an early stage exploration project, and that it warrants further exploration to refine the distribution and tenor of Au mineralization, both above surface and below surface. The principal zones have been well documented using a variety of exploration techniques and are sufficiently understood for continued diamond drilling.

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 115 of 130

20. Recommendations

Continued diamond drilling is recommended for the Kiyuk Lake Property. Drilling should continue to test the high priority targets of Cobalt South and Gold Point, but considerable focus should be focused on the Rusty showing to bring the understanding up to par (or better) with Cobalt South and Gold Point. Drilling should continue to delineate true thicknesses and 3D orientations of mineralized zones with consideration of an eventual 3D model and resource calculation. Provided these results are encouraging, additional work should be undertaken to evaluate [1] areas with less surface sample information (such as Snake Lake South), [2] areas delineated primarily by geophysical anomalies (such as the core of Kiyuk Lake), and [3] the continued extension of mineralized horizons/zones to depth.

Diamond Drilling

The extensive historical work conducted on the Kiyuk Project and the recent ~2,679 m diamond drilling program by Prosperity Goldfields is evidence that the mineralized trends at Kiyuk Lake are significant. Accordingly, mineralized zones with confirmed significant gold grades at depth (i.e., each of the drilled targets in 2011) should continue to be tested for their continuity, geometry and petrogenesis.

A drilling program of at least 5,500 m is recommended, but a larger program (e.g., ~8,500 m) would allow thorough testing of Cobalt South, Rusty and Gold Point as well as allow significant drilling at other high priority targets. Winter or summer drilling is feasible and both have their inherent difficulties when considering the remote location of this property. In general, winter drilling is less expensive and provides the ability to better manoeuvre diamond drills on frozen lakes/marshes. Exact drill site locations will depend on careful reinterpretation of geophysical data and prioritization of targets based on surface grades, adjacent subsurface grades, geochemical/alteration characteristics, and rock type, however, the following suggested drill holes would satisfactorily test three targets with 4,500 m and two reconnaissance targets with 500 m each. Careful monitoring and interpretation of lithology and structure of drill core will allow for continuous revising of drill hole locations and orientations and other reconnaissance targets exist (e.g., Gold Point and Cobalt extensions) if preliminary visual results at South and North Snake Lakes are not promising. Concurrent tightly spaced ground geophysics (magnetics and radiometrics) would aid in delineating new targets as well as for refining more precise drill pad locations.

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 116 of 130

Table 16. Proposed Estimated Budget for Summer Helicopter Supported Program

Item	Estimated Cost
Camp upgrades and mobilization	200,000
Fuel	300,000
Food and supplies	115,000
Wages (~20 staff, ~90 days)	600,000
Drilling, 5,500 m (@$275 / m inclusive)	1,512,500
Helicopter (206, 3 hr min @ 1000 dry)	270,000
Au + ICP Assays (4000 samples @ $45)	180,000
Au + QAQC (1000 samples @ $80)	80,000
Demob	80,000
Contingency (~5%)	162,500
Total:	$3,500,000

*Significant cost variances can occur between winter and summer drilling

Table 17. Proposed Diamond Drill Holes

Target	Easting	Northing	Azimuth	Inclination	Total Depth (m)
Rusty 1	425952	6700018	135	-50	375
Rusty 2	425802	6700018	135	-75	375
Rusty 3	425802	6699918	135	-75	375
Rusty 4	425700	6699800	135	-75	375

Cobalt 1	425975	6703625	145	-50	375
Cobalt 2	425900	6703525	140	-50	375
Cobalt 3	425850	6703425	135	-50	375
Cobalt 4	425650	6703150	130	-50	375

Gold Point 1	418900	6698325	150	-50	350
Gold Point 2	418900	6698325	150	-75	400
Gold Point 3	419050	6698365	170	-50	375
Gold Point 4	418785	6698250	135	-50	375

North Snake Lake 1 (Recon 1)	426050	6701200	110	-50	250
North Snake Lake 2 (Recon 1)	426050	6701200	155	-50	250
South Snake Lake 1 (Recon 2)	427000	6697750	90	-50	250
South Snake Lake 2 (Recon 2)	427000	6697750	250	-50	250
				Total Meters	5,500

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 117 of 130

Drillholes
Proposed (Az, Dip, Depth)
Historic Newmont
2011 Prosperity Goldfields
Surface Samples (Au, g/t)
0.0 - 1.0
1.1 - 2.0
2.1 - 5.0
5.1 - 10.0
10.1 - 37.0
425750
Location Map
Kiyuk Lake
NU
Windy Lake
Rusty 2
(135, -75, 375)
Rusty 1
(135, -50, 375)
RU11-001
Rusty 3
(135, -75, 375)
Rusty 4
(135, -75, 375)
6700000
6699750
Kiyuk Lake Project
Proposed Diamond Drilling
1:3,000
Nad83-UTMZone14N
0
50
100
200 Meters

Figure 58. Locations of proposed diamond drill holes at the Rusty Showing. Note that lake outline from publicly available NTS topographic data is relatively coarse and surface samples were taken above water line.

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 118 of 130

Drillholes
Proposed (Az, Dip, Depth)
Historic Newmont
2011 Prosperity Goldfields
Surface Samples (Au, g/t)
0.0 - 1.0
1.1 - 2.0
2.1 - 5.0
5.1 - 10.0
10.1 - 37.0
419000
N
Kiyuk Lake
NU
Windy Lake
Location Map
Gold Point 3
(170, -50, 375)
GP11-004
Gold Point 2
(150, -75, 400)
GP11-003
GP11-008
KIY-00
Gold Point 4
(135, -50, 375)
6698250
GP11-001
KIY-007
KIY-009
6698000
Kiyuk Lake Project
Proposed Diamond Drilling
0
50
100
200 Meters
419000
1:3,000
Nad83-UTMZone14N

Figure 59. Locations of proposed diamond drill holes at the Gold Point Showing. Note that lake outline from publicly available NTS topographic data is relatively coarse and surface samples were taken above water line.

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 119 of 130

Drillholes
Proposed (Az, Dip, Depth)
Historic Newmont
2011 Prosperity Goldfields
Surface Samples (Au, g/t)
0.0 - 1.0
1.1 - 2.0
2.1 - 5.0
5.1 - 10.0
10.1 - 37.0
426000
Location Map
Kiyuk Lake
NU
Windy Lake
Cobalt 1
(145, -50, 375)
CS11-003
Cobalt 2
(140, -50, 375)
CS11-002
6703500
KIY-003
Cobalt 3
(135, -50, 375)
CS11-005
6703250
CS11-007
Cobalt 4
(130, -50, 375)
CS11-001
KIY-004
6703000
0
50
100
200 Meters
Kiyuk Lake Project
Proposed Diamond Drilling
1:3,000
Nad83-UTMZone14N

Figure 60. Locations of proposed diamond drill holes at the Cobalt Showing. Note that lake outline from publicly available NTS topographic data is relatively coarse and surface samples were taken above water line.

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 120 of 130

Drillholes
Proposed (Az, Dip, Depth)
Historic Newmont
2011 Prosperity Goldfields
Surface Samples (Au, g/t)
0.0 - 1.0
1.1 - 2.0
2.1 - 5.0
5.1 - 10.0
10.1 - 37.0
426000
426250
N
Kiyuk Lake
NU
Windy Lake
Location Map
6701500
6701250
North Snake Lake 2 (Recon 4)
(155, -50, 250)
North Snake Lake 1 (Recon 1)
(110, -50, 250)
6701000
6700750
6700500
0 50 100 200 Meters
426000
Kiyuk Lake Project
Proposed Diamond Drilling
1:5,000
Nad83-UTMZone14N

Figure 61. Locations of proposed diamond drill holes at the North Snake Lake Showing with underlay of geology by Hauseux (2006). Note that lake outline from publicly available NTS topographic data is relatively coarse and surface samples were taken above water line.

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 121 of 130

Drillholes
Proposed (Az, Dip, Depth)
Historic Newmont
2011 Prosperity Goldfields
Surface Samples (Au, g/t)
0.0 - 1.0
1.1 - 2.0
2.1 - 5.0
5.1 - 10.0
10.1 - 37.0
Kiyuk Lake
NU
Windy Lake
Location Map
South Snake Lake 1 (Recon 2)
(90, -50, 250)
South Snake Lake 2 (Recon 2)
(250, -50, 250)
426750
427000
6698000
6697750
6697500
6697250
0 50 100 200 Meters
Kiyuk Lake Project
Proposed Diamond Drilling
1:5,000
Nad83-UTMZone14N

Figure 62. Locations of proposed diamond drill holes at the South Snake Lake Showing with underlay of geology by Hauseux (2006). Note that lake outline from publicly available NTS topographic data is relatively coarse and surface samples were taken above water line.

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 122 of 130

21. References

Aspler, L.B., 1989, Analyses of gossans, exploration guides, and economic evaluation, Poorfish-Windy thrust-fold belt, Ennadai Lake area, District of Keewatin. EGS 1989-4.

Aspler, L.B., Bursey, T.L., and Miller, A.R., 1989, Sedimentology, structure, and economic geology of the Poorfish-Windy thrustfold belt, Ennadai Lake area, District of Keewatin, and the shelf to foredeep transition in the foreland of Trans-Hudson Orogen; in Current Research, Part C, Geological Survey of Canada, Paper 89-1C, p. 143-155.

Aspler, L.B. and Bursey, T.L., 1990, Stratigraphy, sedimentation, dome and basin basement-cover infolding and implications for gold in the Hurwitz Group, Hawk Hill-Griffin-Mountain Lakes area, District of Keewatin: Geological Survey of Canada, Paper 90-1C, p. 219-230.

Aspler, L.B., Bursey, T.L., and LeCheminant, A.N., 1992, Geology of the Henik, Montgomery Lake, and Hurwitz groups in the Bray-Montomery-Ameta lakes area, southern District of Keewatin, Northwest Territories: Geological Survey of Canada, Paper 92-1C, p. 157-170.

Aspler, L.B., Chiarenzelli, J.R., and Bursey, T.L., 1993a, Archean and Proterozoic geology of the Padlei belt, District of Keewatin, Northwest Territories: Geological Survey of Canada, Paper 93-1C, p. 147-158.

Aspler, L.B., Chiarenzelli, J.R., and Ozarko, D.L., and Powis, K.B., 1993b, Geological map of the Watterson Lake area, District of Keewatin, Northwest Territories: Geological Survey of Canada, Open File 2767.

Aspler, L.B., Chiarenzelli, J.R., and Bursey, T.L., 1994a, Ripple marks in quartz arenites of the Hurwitz Group, Northwest Territories, Canada: Evidence for sedimentation in a vast, Early Proterozoic, shallow, fresh-water lake. J. Sediment. Res. 64A, p. 282-298.

Aspler, L.B., Chiarenzelli, J.R., and Ozarko, D.L., and Powis, K.B., 1994b, Geology of Archean and Proterozoic supracrustal rocks in the Otter and Ducker lakes area, southern District of Keewatin, Northwest Territories: Geological Survey of Canada, 1994-C, p. 165-174.

Aspler, L.B., and Chiarenzelli, J.R., 1996a, Geological compilation of the Hearne Province, south-central District of Keewatin, part of NTS areas 55 D-F, K-O, 65 A-D, F-J, P, EGS OF1997-15.

Aspler, L.B., and Chiarenzelli, J.R., 1996b, Stratigraphy, sedimentology and physical volcanology of the Henik Group, central Ennadai-Rankin greenstone belt, NWT, Canada: Late Archean paleogeography of the Hearne Province and tectonic implications. Precambrian Research, V77, p. 59 – 89.

Aspler, L.B., and Chiarenzelli, J.R., 1997a, Initiation of Approximately 2.45-2.1 Ga Intracrtonic Basin Sedimentation of the Hurwitz Group, Keewatin Hinterland, Precambrian Research, Volume 81, p. 265 -297

Aspler, L.B., and Chiarenzelli, J.R., 1997b, Archean and Proterozoic Geology of the North Henik Lake area, District of Keewatin, NWT. Geol. Surv. Can. 1997-C, p 145 – 156.

Aspler, L.B., and Chiarenzelli, J.R., 1998, Two Neoarchean supercontinents? Evidence from the Paleoproterozoic. Sedimentary Geology. V120. p. 75 – 104.

Aspler, L.B., Barham, B.A., and Chiarenzelli, J. R., 1999. Results of integrated geological and aeromagnetic mapping, and recent exploration, Henik and Hurwitz groups, Noomut River, Northwest Territories (Nunavut). Geological Survey of Canada Current Research 1999-C, 157-168.

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 123 of 130

Aspler, L.B., Hofer, C., and Harvey, B.J.A., 2000, Geology of the Henik, Montgomery, and Hurwitz groups, Sealhole and Fitzpatrick lakes area, Nunavut: Geological Survey of Canada, Current Research 2000-C12, p. 10.

Aspler, L.B., Chiarenzelli, J.R., and McNicoll, V.J., 2002, Paleoproterozoic basement cover infolding and thick skinned thrusting in Hearne domain, Nunavut, Canada: intracratonic response to Trans-Hudson orogen: Precambrian Research, 116, p. 331 – 354.

Aylsworth, J.M. and Shilts, W.W., 1989, Bedforms of the Keewatin Ice Sheet, Canada, Sedimentary Geology, 62 (2-4), p. 407 – 428.

Barrie, C., 2007, Operations Report for Newmont Mining Corporation – High Resolution Tri-Sensor Mangetic, XDS VLF-EM & Radiometric Airborne Survey, Kiyuk Lake Project, Nunavut. Internal unpublished report, B-227, p. 27.

Barton, M.D. and Johnson, D.A., 2000, Alternative brine sources for Fe-oxide (-Cu-Au) systems: implications for hydrothermal alteration and metals, in Porter, T.M. ed., Hydrothermal iron oxide-copper-gold and related deposits: A global perspective: Australian Mineral Foundation, Adelaide, Australia, p. 43-60.

Charbonneau, B.W., and Gandhi, S.S., 2002, Exploration Implications of the 2002 Magnetic, HLEM and IP Surveys, Sandybeach Lake Grid, Nunavut~ Claim LES-1 (# F-56800), NTS 65 B 4 and 65 C 1 (Lat. 60° 07' N~ Long. 100° 00' W), Report to Cameco Corporation, Consulting Geologists, unpublished, p. 32.

Charbonneau, B.W. and Swettenham, S.S., 1986, Gold Occurrence in Radioactive Calc-Silicate Float at Sandybeach Lake, Nueltin Lake Area, District of Keewatin; in Current Research, Part A, Geological Survey of Canada, Paper 86-1A, p. 803-808.

Compston, D.M., 1995, Time constraints on the evolution of the Tennant Creek Block, northern, Australia. Precambrian Research, V71, p. 107 – 129.

Davis, W.J., Rainbird, R.H., Aspler, L.B., and Chiarenzelli, J.R., 2005, Detrital zircon geochronology of the Paleoproterozoic Hurwitz and Kiyuk groups, western Churchill Province, Nunuavut: Geological Survey of Canada, Current Research 2005-F1, p. 13.

Eade, K.E., 1971, Geology of Ennadai Lake map-area, District of Keewatin: Geological Survey of Canada, Paper 70-45, p. 19.

Eade, K.E., 1973, Geology of Nueltin Lake and Edehon Lake (west half) map-areas, District of Keewatin: Geological Survey of Canada, Paper 72-21, p. 29.

Goad, R.E., Mumin, A.H., Duke, N.A., Neale, K.L., Mulligan, D.L., and Camier, W.J., 2000, The NICO and Sue-Dianne Proterozoic, Iron Oxide-hosted, Polymetallic Deposits, Northwest Territories: Application of the Olympic Dam Model in Exploration. Exploration and Mining Geology, V. 9, p. 123 – 140.

Groves, D.I., Bierlein, F.P., Meinert, L.D. and Hitzman, M.W., 2010, Iron Oxide Copper Gold (IOCG) Deposits through Earth History: Implications for Origin, Lithospheric Setting, and Distinction from Other Epigenetic Iron Oxide Deposits. Economic Geology, V. 105, p. 641-654.

Hauseux, M.H., 1993, Report on Reconnaissance Geology, Prospecting and Rock Geochemistry of Permits 1276, 1277 and 1296, Poorfish - Windy Lakes Area, Keewatin. (083127)

Hauseux, M.H., 2007, REPORT ON 2006 RECONNAISSANCE GEOLOGICAL MAPPING, PROSPECTING, AND REGIONAL TO DETAIL ROCK GEOCHEMISTRY SURVEYS DONE ON CLAIMS KIY 1 TO 3 AND MAR 1 TO 22 (KIYUK PROJECT). (085204)

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Haynes, D.W., 2000, Iron oxide copper (-gold) deposits: Their position in the ore deposit spectrum and modes of origin, in Porter, T.M., ed., Hydrothermal iron oxide copper-gold and related deposits a global perspective, 1: Adelaide, Australian Mineral Foundation, V.1, p. 71-90.

Hennigh, Q., 2006, Representative Work Report KIY 1-3 Claims (F65194-96),Windy Lake Area, Nunavut. (085026)

Hitzman, M.W., Oreskes, N., and Einaudi, M.T., 1992, Geological characteristics and tectonic setting of Proterozoic iron oxide (Cu-U-Au-REE) deposits. Precambrian Research, v. 58, p. 241–287.

Hitzman, M.W., 2000, Iron oxide-Cu-Au deposit: What, where, when, and why, in Porter, T.M., ed., Hydrothermal iron oxide copper-gold and related deposits a global perspective: Adelaide, Australian Mineral Foundation, p. 9–26.

Hitzman, M.W., and Valenta, R.K., 2005, Uranium in iron oxide-copper-gold (IOCG) systems: Economic Geology, v. 100, p. 1657–1661.

Hitzman, M.W., 2006, Newmont’s Kiyuk Project, southern Nunavut, Canada: A new iron oxide-copper-gold (IOCG) play? Unpublished company report, p. 23.

Huston, D.L., Bolger, C., and Cozens, G., 1993, A comparison of mineral deposits at the Gecko and White Devil Deposits, implications for ore genesis in the Tennant Creek District, Northern Territory, Australia. Economic Geology, V.88, p. 1198 – 1225.

Johnson, J., and Hattori, K., 1994, Geological setting and fluid sources for the Sue Dianne deposit, Great Bear Magmatic Zone: Sm-Nd isotopic constraints: Geol. Association of Canada-Mineralogical Association of Canada Joint Annual Meeting, Program With Abstracts, p. A54.

LeCheminant, A.N., Miller, A.R., and LeCheminant, G.M. 1987, Early Proterozoic alkaline igneous rocks, District of Keewatin, Canada: petrogenesis and mineralization. In: Geochemistry and Mineralization of Proterozoic Volcanic Suites, T.C. Pharoah, R.D. Beckinsdale, Rickard D. (eds). Geological Society Special Publication 33, pp. 219-240.

Lee, H.A., 1959, Surficial Geology of Southern District of Keewatin and the Keewatin Ice Divide, Northwest Territories; Geological Survey of Canada Bulletin 51, 42 p.

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22. Date and Signature Form

This Report, titled Independent “Technical Report on the Kiyuk Lake Property, Nunavut Territory, Canada”, and dated January 22, 2012 was prepared and signed by the following author:

/s/ David Turner
David Turner, M.Sc., P.Geo.
January 22, 2012
Victoria, BC

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada – Page 128 of 130

22. Certificate of Qualifications

I, David J. Turner, of 537 Kenneth St., Victoria, British Columbia, Canada V8Z 2B6 do hereby certify that I am a Professional Geologist and:

(a) this Certificate applies to the Technical Report entitled, “Independent Technical Report on the Kiyuk Lake Property, Nunavut Territory, Canada” dated January 22, 2012 (“Technical Report”).

(b) I am a graduate of the University of Victoria with a Bachelor of Science Degree in Earth and Ocean Sciences and Geography (2003) and the University of British Columbia with a Master’s of Science Degree in Earth and Ocean Sciences. I am registered with the Association of Professional Engineers and Geoscientists of British Columbia (Member #33785) and the Association of Professional Engineers and Geoscientists of Saskatchewan (Member #16927). I have practiced my profession continuously since 2001 and have direct experience in the exploration and development of tantalum, lithium, gold, uranium, rare earth elements, gemstones and tungsten in North America. I have read the definition of “Qualified Person” in National Instrument 43-101 (“NI 43-101”) and I certify that I fulfill the requirements of a Qualified Person as defined in NI 43-101.

(c) I personally visited and inspected the Kiyuk Lake Property and associated drill core at the Kiyuk Camp from October 18 – 22, 2011, and have authored a single prior technical report for PPG in Nov of 2010.

(d) I am responsible for the report dated January 22, 2012 entitled “Independent Technical Report on the Kiyuk Lake Property, Nunavut Territory, Canada” and have relied on information in available assessment reports and current research papers.

(e) I am independent of Prosperity Goldfields Corp and Evolving Gold Corp as described in section 1.4 of NI 43-101.

(f) During my visit in October of 2011 I examined drill core from 2011 summer program and surveyed the diamond drilling sites. During my site visit of 2010, I examined historical showings and verified the local geology relating to the Kiyuk Lake Property on behalf of Prosperity Goldfields Corp.

(g) I have read National Instrument 43-101 Standards of Disclosure for Mineral Projects and Form 43-101F1 Technical Report, and I certify that this Technical Report has been prepared in compliance with this Instrument; and

(h) as of the date of this Certificate, to the best of my knowledge, information and belief, this Technical Report contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated this 22nd day of January, 2012
Victoria, British Columbia

/s/ David Turner
David Turner, B.Sc., M.Sc., P. Geo.

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada – Page 129 of 130

APPENDIX A – Certificate of Analysis for 2011 DJT site visit samples

All samples submitted by D. Turner via courier to SGS Canada Inc. of Red Lake, ON.

2012 Independent Technical Report on the Kiyuk Lake Property, Nunavut, Canada - Page 130 of 130

Certificate of Analysis

Work Order: RL1103742

To:	Account Payable	Date:	Nov 14, 2011
COD SGS MINERALS_BC
C/O #50-655 West Kent Avenue N.
VANCOUVER
BC V6P 6T7

P.O. No.	:	TURNER GEOSCIENCE
Project No.	:	-
No. Of Samples	:	7
Date Submitted	:	Oct 31, 2011
Report Comprises	:	Pages 1 to 2
(Inclusive of Cover Sheet)

Certified By : __________________________________

Report Footer:	L.N.R.	= Listed not received	I.S.	= Insufficient Sample
	n.a.	= Not applicable	--	= No result

	*INF	= Composition of this sample makes detection impossible by this method
M after a result denotes ppb to ppm conversion, % denotes ppm to % conversion

Methods marked with an asterisk (e.g. *NAA08V) were subcontracted
Methods marked with the @ symbol (e.g. @AAS21E) denote accredited tests

This document is issued by the Company under its General Conditions of Service accessible at http://www.sgs.com/terms_and_conditions.htm. Attention is drawn to the limitation of liability, indemnification and jurisdiction issues defined therein.

WARNING: The sample(s) to which the findings recorded herein (the “Findings”) relate was (were) drawn and / or provided by the Client or by a third party acting at the Client’s direction. The Findings constitute no warranty of the sample’s representativity of the goods and strictly relate to the sample(s). The Company accepts no liability with regard to the origin or source from which the sample(s) is/are said to be extracted. The findings report on the samples provided by the client and are not intended for commercial or contractual settlement purposes. Any unauthorized alteration, forgery or falsification of the content or appearance of this document is unlawful and offenders may be prosecuted to the fullest extent of the law.

SGS Canada Inc.	Mineral Services 16A Young Street Red Lake t(807) 727-2939 f(807) 727-3183 www.ca.sgs.com
Member of the SGS Group (Société Générale de Surveillance)

Final : RL1103742 Order: TURNER GEOSCIENCE	Page 2 of 2

Element	Au	Au	Au	WtKg
Method	FAA313	FAA313	FAA313	WGH79
Det.Lim.	5	0.01	0.001	0.01
Units	ppb	g/t	oz/t	kg
102004	205	0.20	0.006	1.90
102005	110	0.11	0.003	2.60
102006	565	0.57	0.016	1.70
102007	145	0.14	0.004	2.60
102008	795	0.79	0.023	2.60
102009	970	0.97	0.028	1.80
102010	4210	4.21	0.123	2.00
*Dup 102004	235	0.24	0.007	--

This document is issued by the Company under its General Conditions of Service accessible at http://www.sgs.com/terms_and_conditions.htm. Attention is drawn to the limitation of liability, indemnification and jurisdiction issues defined therein.

WARNING: The sample(s) to which the findings recorded herein (the “Findings”) relate was (were) drawn and / or provided by the Client or by a third party acting at the Client’s direction. The Findings constitute no warranty of the sample’s representativity of the goods and strictly relate to the sample(s). The Company accepts no liability with regard to the origin or source from which the sample(s) is/are said to be extracted. The findings report on the samples provided by the client and are not intended for commercial or contractual settlement purposes. Any unauthorized alteration, forgery or falsification of the content or appearance of this document is unlawful and offenders may be prosecuted to the fullest extent of the law.

SGS Canada Inc.	Mineral Services 16A Young Street Red Lake t(807) 727-2939 f(807) 727-3183 www.ca.sgs.com
Member of the SGS Group (Société Générale de Surveillance)